Exhibit 2.1

EXECUTION VERSION

Dated

18 April 2017

between

THE INVESTOR SELLERS

and

THE MANAGEMENT SELLERS

and

THE BUYER

and

THE GUARANTOR

AGREEMENT FOR THE SALE AND

PURCHASE OF THE ENTIRE ISSUED

SHARE CAPITAL OF

LATIMER NEWCO 2 LIMITED

i

TABLE OF CONTENTS (continued)

ii

TABLE OF CONTENTS

AGREED FORMS

Agreed Form “A”	Locked Box Accounts

Agreed Form “B”	Management Accounts

Agreed Form “C”	Indemnity in respect of Lost Share Certificate

Agreed Form “D”	Letters of Resignation

Agreed Form “E”	Seller’s Voting Power of Attorney

Agreed Form “F”	Board Minutes of the Company

Agreed Form “G”	Payments Schedule

Agreed Form “H”	Tax Deed

Agreed Form “I”	Management Services Agreement Termination Deeds

Agreed Form “J”	Related Party Termination Deed

Agreed Form “K”	Kenya Reorganisation

i

THIS AGREEMENT (the “Agreement”) is made on 18 April 2017 between the following parties:

(1)	The persons whose names and addresses are set out in column 1 of Part A of Schedule 1 (each an “Investor Seller” and together the “Investor Sellers”);

(2)	The persons whose names and addresses are set out in column 1 of Part B of Schedule 1 (each a “Management Seller” and together the “Management Sellers”);

(3)	WESTMINSTER ACQUISITION LIMITED, a company registered in England and Wales under number 10694659 which has its registered office at 100 New Bridge Street, London, EC4V 6JA (the “Buyer”); and

(4)	POST HOLDINGS, INC., a corporation organized under the laws of the state of Missouri, United States of America, with charter number 01171958, which has its principal executive office at 2503 S. Hanley Road, St. Louis, MO 63144 (the “Guarantor”).

BACKGROUND

(A)	Latimer Newco 2 Limited is a private company limited by shares, incorporated in England and Wales under number 06120878 (the “Company”). Further information relating to the Company is set out in Schedule 2.

(B)	The Investor Sellers and the Management Sellers are together the legal and beneficial owners of the entire issued share capital of the Company.

(C)	The Investor Sellers and the Management Sellers wish to sell and the Buyer wishes to buy the entire issued share capital of the Company on the terms set out in this Agreement (the “Transaction”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions have the following meanings:

“A Ordinary Shares” means the A1 Ordinary Shares and the A2 Ordinary Shares;

“A1 Ordinary Shares” means the 10,834,831 ordinary shares of £1.00 each in the capital of the Company;

“A2 Ordinary Shares” means the 6,746,544 ordinary shares of £1.00 each in the capital of the Company;

“Act” means the Companies Acts 2006;

“Additional Consideration” means an amount of: (i) £21,000 per day in the period from (and excluding) the Locked Box Date up to (and including) the later of 31 July 2017 and the date on which the Buyer Accounts Conditions are satisfied; and (ii) £68,000 per day thereafter up to (and excluding) the Completion Date;

“Agreed Disputed Amount” has the meaning given to it in Clause 4.22.1;

“Agreed Form” means a form agreed between the parties on or prior to the date of this Agreement, and for the purposes of identification initialled (or signed) by or on behalf of the parties;

“Announcement” means the announcement of the Transaction substantially in the form agreed by, or behalf of, the Sellers’ Representatives and the Buyer;

“Antitrust Conditions” means the HSR Condition and the CAK Condition;

“Antitrust Termination Fee” has the meaning given to it in Clause 5.8;

“Articles” means the articles of association of the Company;

“B2 Ordinary Shares” means the 388,571 ordinary shares of £1.00 each in the capital of the Company;

“Bank Repayment Amount” means the amount that is required to repay all principal amounts owed by the Company and any other Group Company under the Existing Facility Agreements on the Completion Date and any accrued interest up to Completion;

“Books and Records” means all notices, correspondence, books of account and other documents and records, whether in paper or electronic form, in relation to any member of the Group;

“Bright HSR Filing” means the HSR filing to be made by Bright Food (Group) Co., Ltd. ( ) in relation to the Transaction;

“Business Day” means any day other than a Saturday, Sunday or any day which is a public holiday in England, the United States of America (New York) or the People’s Republic of China (including the Hong Kong Special Administrative Region and excluding, for the purposes of this Agreement, the Macao Special Administrative Region and Taiwan) on which banks are open for the transaction of general commercial business;

“Buyer Accounts Conditions” has the meaning given to it in Clause 5.1.2;

“Buyer IFRS Condition” has the meaning given to it in Clause 5.1.1;

“Buyer SEC Condition” has the meaning given to it in Clause 5.1.2;

“Buyer’s Group” means the Buyer, each of its parent undertakings and each of its and their respective subsidiaries and subsidiary undertakings from time to time (which following Completion shall include the Company and each member of the Group) and “Buyer’s Group Company” shall be construed accordingly;

“Buyer’s Guaranteed Obligations” has the meaning given to it in Clause 9.5.1;

“Buyer’s Solicitors” means Baker & McKenzie LLP, 100 New Bridge Street, EC4V 6JA, London;

“C Ordinary Shares” means the 1,201,254 ordinary shares of £0.01 each in the capital of the Company;

“CAK” means the Competition Authority of Kenya;

“CAK Condition” has the meaning given to it in Clause 5.1.4;

“Company” has the meaning given to it in recital (A);

“Competition Authorities” means the United States Federal Trade Commission or US Department of Justice (as applicable) and the CAK and “Competition Authority” shall be construed accordingly;

“Completion” means the completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

“Completion Date” means the date on which Completion occurs, determined in accordance with Clause 8.1;

“Completion Disclosed Seller Transaction Costs” has the meaning given to it in Clause 7.1.4;

“Conditions” has the meaning given to it in Clause 5.1.4;

“Conditions Longstop Date” has the meaning given to it in Clause 5.7;

“Confidential Management Presentations” means the confidential management presentations dated 19 December 2016 and 13 February 2017 and issued by the Group to the Buyer in connection with the sale of the Company;

“Confidentiality Agreement” means the confidentiality agreement dated 13 September 2016 and made between Bright Food International Limited and the Guarantor, together with the clean team addendum dated 29 March 2017;

“Connected Person” means:

(a)	in the case of a person, which is a body corporate, any subsidiary or parent company of that person and any subsidiary of any such parent company, in each case from time to time;

(b)	in the case of a person, who is an individual, any spouse, co-habitee and/or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is a settler; and

(c)	in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership, excluding any entity that is a Connected Person solely due to the fact that they are controlled by the same governmental body;

“Consideration” has the meaning given to it in Clause 3.1;

“D Ordinary Shares” means the 175,794 ordinary shares of £0.01 each in the capital of the Company;

“Data Room” means the electronic data room operated by Merrill in respect of the Group made available to the Buyer and its advisers, the contents of which are listed in the index annexed to the Disclosure Letter and a copy of which, as at 12 April 2017, has been delivered to the Buyer on a USB stick;

“Deeds of Release” means each of the deeds, in a form satisfactory to the Buyer (acting reasonably), between the relevant Security Agent, Facility Agents and the relevant members of the Group pursuant to which the relevant Security Agent and Facility Agents confirm that all amounts due under the Existing Facility Agreements have been paid and all Encumbrances held by or on behalf of the relevant Security Agent and/or Facility Agents over any assets of the Group are released;

“Default Interest” has the meaning given to it in Clause 5.9.1;

“Defaulting Party” has the meaning given to it in Clause 8.3;

“Deposit” has the meaning given to it in Clause 5.9.1;

“Deposit Escrow Account” means the escrow account opened pursuant to the Deposit Escrow Agreement;

“Deposit Escrow Agreement” means the escrow agreement in respect of the Deposit Escrow Account to be entered into on or about the date hereof;

“Disagreement Notice” has the meaning given to it in Clause 4.11;

“Disclosed” has the meaning given to it in the Management Deed;

“Disclosed Seller Transaction Costs” means the Exchange Disclosed Seller Transaction Costs and the Completion Disclosed Seller Transaction Costs;

“Disclosure Letter” means the letter dated with the date of this Agreement from certain of the Management Sellers to the Buyer;

“Disputed Amount” has the meaning given to it in Clause 4.10.2(a);

“Disputed Amount Escrow Account” means the escrow account opened pursuant to the Disputed Amount Escrow Agreement;

“Disputed Amount Escrow Agreement” means the escrow agreement in respect of the Disputed Amount Escrow Account to be entered into on or about the date hereof;

“Disputed Amount Interest” has the meaning given to it in Clause 4.23;

“Disputed Deduction” has the meaning given to it in Clause 4.10.2;

“Due Diligence Investigation” has the meaning given to it in Clause 9.4.1;

“Due Diligence Reports” means the vendor due diligence reports addressed to the Buyer and dated on or around the date of this Agreement in relation to the Group being:

(a)	the Phase 2 Financial Vendor Due Diligence Report produced by PricewaterhouseCoopers LLP and dated 17 April 2017; and

(b)	the Taxation Vendor Due Diligence Report produced by PricewaterhouseCoopers LLP and dated 17 April 2017;

“Encumbrance” means any mortgage, charge, assignment, lien, option, restriction on equity, right of first refusal or pre-emption, claim or other third party right or interest or assignation, or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Escrow Agent” means JPMorgan Chase Bank, N.A., acting through its London branch;

“Escrow Agreements” means the Deposit Escrow Agreement and the Disputed Amount Escrow Agreement;

“Estimated Kenya Costs” has the meaning given to it in Clause 7.1.12;

“Exchange Consideration” means £609,000,000;

“Exchange Disclosed Seller Transaction Costs” means the Seller Transaction Costs included in the Payments Schedule;

“Existing Facility Agreements” means:

(a)	the second lien facilities agreement (the “Second Lien Facilities Agreement”) dated 19 October 2015 between, among others, Latimer Group Limited as parent, Bright Food Europe Limited as mandated lead arranger and underwriter, Barclays Bank PLC as agent and ING Bank N.V., London Branch as security agent; and

(b)	the senior facilities agreement (the “Senior Facilities Agreement”) dated 19 October 2015 between, among others, Latimer Group Limited as parent, Bank of China Limited, Shanghai Branch as global mandated lead arranger and ING Bank N.V., London Branch as agent and security agent;

“Facility Agents” means each of ING Bank N.V., London Branch as agent under the Senior Facilities Agreement and Barclays Bank PLC as agent under the Second Lien Facilities Agreement;

“Group” means the Company and each of its subsidiaries (with the exception of Weetabix East Africa Limited with effect from the date of the completion of step 2 of the Kenya Reorganisation), and “Group Company” or “member of the Group” shall mean any one of them;

“HSR” has the meaning given to it in Clause 5.1.3;

“HSR Condition” has the meaning given to it in Clause 5.1.3;

“IASB” means the International Accounting Standards Board;

“IFRS” means International Financial Reporting Standards as issued by IASB;

“IFRS Audited Financials” means consolidated financial statements of the Group prepared in accordance with IFRS (EU), audited by PricewaterhouseCoopers LLP, comprised of:

(a)	statements of financial position (balance sheets) as at 31 December 2016;

(b)	statements of profit or loss and other comprehensive income (presented as a single statement, or by presenting the profit or loss section in a separate statement of profit or loss, immediately followed by a statement presenting comprehensive income beginning with profit or loss) for the fiscal year ended 31 December 2016;

(c)	statements of changes in equity for the fiscal year ended 31 December 2016;

(d)	statements of cash flows for the fiscal year ended 31 December 2016; and

(e)	related notes comprising a summary of significant accounting policies and other explanatory notes, including comparative information for all statements presented;

“Incentive Payment Excess Amount” means the amount by which the items in paragraph 1 of the Payments Schedule (having converted any amounts payable in USD into GBP at the relevant closing mid-point spot rate at close of business in London as quoted by Bloomberg L.P. Generic London pricing source (the “Spot Rate”) on the Business Day immediately preceding the Completion Date) in aggregate exceed £1,600,000, provided always that the Spot Rate in the Initial Indebtedness Schedule shall be the Spot Rate specified on a date within 3 Business Days prior to the date of the Initial Indebtedness Schedule;

“Indebtedness Schedules” means the Initial Indebtedness Schedule and the Updated Indebtedness Schedule;

“Independent Accountant” means either:

(a)	an independent firm of chartered accountants of international repute agreed between the Buyer and the Sellers’ Representatives; or

(b)	in the absence of agreement as to the identity of such independent firm within 5 Business Days of either party notifying the other of its wish to appoint an independent firm, a specific member of an independent firm of chartered accountants to be nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants of England and Wales;

“Initial Indebtedness Schedule” has the meaning given to it in Clause 7.1;

“Intellectual Property” has the meaning given to it in the Management Deed;

“Joint Venture Companies” means Alpen Food Company South Africa Pty Ltd and, until the date of completion of step 2 of the Kenya Reorganisation (if applicable), Weetabix East Africa Limited;

“Kenya Reorganisation” means the Agreed Form steps for the transfer of the shares held by Weetabix Limited in Weetabix East Africa Limited out of the Group to the Investor Sellers or their Connected Persons and, subject to obtaining the necessary clearances, the subsequent steps for the transfer of the shares of Weetabix East Africa Limited to a member of the Group or the Buyer’s Group;

“Kenya Reorganisation Costs” has the meaning given to it in Clause 11.6;

“Leakage” means:

(a)	any dividend, bonus or other distribution of capital, income or profit (whether in cash or in kind) declared, paid or made or any agreement to do the foregoing by any Group Company to any Seller or any Connected Person of a Seller (other than a Group Company);

(b)	any other payments (whether in cash or in kind) made by any Group Company to any Seller or any Connected Person of a Seller (other than a Group Company) or any agreement to do the foregoing in respect of any loan or share capital or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

(c)	any payments made (including any monitoring, management and director fees and charges or similar) or any agreement to do the foregoing by any Group Company to any of the Sellers or any Connected Person of a Seller (other than a Group Company);

(d)	the creation of, or any agreement to create, any Encumbrance over any asset, right or other interest of or in any Group Company, except to the extent released prior to Completion without any additional cost to any Group Company, in favour of, or to secure an obligation of, the Sellers (or any of them or any of their respective Connected Persons (other than a Group Company));

(e)	the waiver, or agreement to waive, by any Group Company of any amount owed to the relevant Group Company by the Sellers or any of their Connected Persons (other than a Group Company);

(f)	the payment by a Group Company of, or incurring of any obligation by a Group Company to pay, any bonus in connection with the Transaction to any employee, consultant or officer of a Group Company;

(g)	any amount due by any Group Company to any employee, consultant or officer of a Group Company under any pre-existing employee incentive arrangement which is triggered by the Transaction whether payable before or after Completion;

(h)	any payment by a Group Company of any Seller Transaction Costs; and

(i)	any Tax payable by any Group Company as a result of any of the matters set out in paragraphs (a) to (h) (inclusive) above,

other than any Permitted Leakage and in each case less (i) any amount in respect of VAT which is recoverable as input tax by a Group Company; and (ii) any Relief that arises in connection with paragraphs (a) to (h) above;

“Leakage Certificate” means a certificate confirming either (a) that no Leakage has occurred between the Locked Box Date and the date of the certificate; or (b) setting out details of any such Leakage (including the amount and the recipient);

“Linklaters” means Linklaters LLP of 29th Floor, Mirae Asset Tower, 166 Lu Jia Zui Ring Road, Shanghai 200120;

“Locked Box Accounts” means the unaudited accounts of the Group, consisting of a balance sheet as at the Locked Box Date in the Agreed Form;

“Locked Box Claim” has the meaning given to it in Clause 4.3;

“Locked Box Date” means 31 December 2016;

“Locked Box Period” means the period from and including the Locked Box Date up to immediately prior to Completion;

“Long Stop Date” means 19 January 2018 or such later date as the Sellers’ Representatives and the Buyer may agree in writing;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Management Accounts” has the meaning given to it in the Management Deed;

“Management Deed” means the management warranty deed entered into by certain of the Management Sellers and the Buyer on the date of this Agreement;

“Management Deed Claim” means any claim under or in respect of the Management Deed;

“Management Sellers’ Representative” means Giles Michael Turrell and/or any other representative of the Management Sellers appointed from time to time pursuant to Clause 14;

“Management Services Agreement Termination Deeds” means the deeds of termination in the Agreed Form amending and, with effect from Completion, terminating the Management Services Agreements;

“Management Services Agreements” means the management services agreement dated 27 August 2015 between Baring Private Equity Asia Pte Limited and Weetabix Limited and the management services agreement dated 27 August 2015 between Bright Food Hong Kong Limited and Weetabix Limited;

“Material Group Company” means each of the Group Companies except Firestar Limited, B.L. Agriculture Limited, Weetabix Trustee Limited, Weetabix Foods Limited and Globe Export Services Limited;

“Material Obligations” has the meaning given to it in Clause 8.4;

“Net Amounts” means the Net Completion Disclosed Seller Transaction Costs, the Net Repurchase Amount, the Net Employee Payment Amount, the Net Prepayment Amount and the Net Service Fee Amount;

“Net Completion Disclosed Seller Transaction Costs” means the Completion Disclosed Seller Transaction Costs reduced to take account of recoverable VAT thereon and by any Relief available to any Group Company in respect of such Completion Disclosed Seller Transaction Costs;

“Net Employee Payment Amount” means the amount specified in paragraph 4 of the Payments Schedule reduced to take account of any Relief available to any Group Company in respect of such amount;

“Net Prepayment Amount” means the Prepayment Amount reduced to take account of recoverable VAT thereon and by any Relief available to any Group Company in respect of such Prepayment Amount;

“Net Repurchase Amount” means the amount specified in paragraph 6 of the Payments Schedule reduced to take account of any Relief available to any Group Company in respect of such amount;

“Net Service Fee Amount” means the Service Fee Amount reduced to take account of recoverable VAT thereon and by any Relief available to any Group Company in respect of such Service Fee Amount;

“Nominated Account” has the meaning given to it in Clause 11.10;

“Non-Defaulting Party” has the meaning given to it in Clause 8.3;

“Non-Payment Amount” has the meaning given to it in Clause 4.22.2;

“Notice” has the meaning given to it in Clause 19.1;

“Ordinary Course Trading” means any trading or other contractual relationship between a member of the Group (on the one hand) and an Investor Seller and/or its Connected Persons (on the other) which:

(a)	is Disclosed;

(b)	is a non-exclusive distribution, non-exclusive sales and/or non-exclusive agency agreement; and/or

(c)	involves revenue of less than £1,000,000 per annum;

“Payments Schedule” means the fee and other payments schedule in the Agreed Form;

“Permitted Leakage” means:

(a)	any payment specifically provided for under the terms of this Agreement or otherwise incurred at the request of, or with the prior written consent of, the Buyer after the date of this Agreement;

(b)	payment of any amount specifically accrued or provided for in the Locked Box Accounts;

(c)	any payment made in accordance with past practice in the ordinary course and without (save in respect of bonuses) the exercise of discretion in respect of the salary, bonus, pensions contributions, life assurance payments, medical insurance, car allowances, expenses and holiday pay accrued and due to any Seller who is an officer or employee of a Group Company under and in accordance with such person’s contract of employment, service agreement, engagement letter or other terms of employment, but excluding any payment or entitlement arising from any employee incentive arrangement which is triggered by the Transaction;

(d)	monies paid to any Seller under any pre-existing employee incentive arrangement in accordance with the terms of such arrangement and/or any other bonuses to be paid to employees, directors or consultants in connection with the Transaction, in each case as, and up to the amount, set out in the Payments Schedule;

(e)	those amounts in respect of management, monitoring or service fees and reimbursement for out-of-pocket expenses paid to the Investor Sellers or their Connected Persons (including any payments pursuant to the Management Services Agreement Termination Deeds) in respect of the period from (and excluding) the Locked Box Date to (and including) Completion (including VAT) which are to be set out in the Updated Indebtedness Schedule (the “Service Fee Amount”);

(f)	payments in the ordinary course to directors appointed by the Investor Sellers (including VAT) as, and up to the amount, set out in the Payments Schedule;

(g)	any trading, and any retention of title claims connected therewith, in the ordinary course and on arm’s length terms between, on the one hand, any Group Company and, on the other hand, any Investor Seller, any Connected Person of any Investor Seller and/or any investments from time to time of any Connected Person of any Investor Seller or of funds managed by any Investor Seller or any Connected Person of any Investor Seller, to the extent it constitutes Ordinary Course Trading;

(h)	premiums payable in relation to directors’ and officers’ insurance (including in respect of run-off liability insurance);

(i)	the taking of any steps in accordance with the Kenya Reorganisation;

(j)	any payments in accordance with the terms of the Existing Facility Agreements, including the Bank Repayment Amount and the Prepayment Amount;

(k)	any Disclosed Seller Transaction Costs;

(l)	the matters set out in the Payments Schedule; and

(m)	any Taxation (including any VAT) which arises or is incurred in respect of any of the payments or matters envisaged in paragraphs (a) to (l) above;

“Potential Completion Date” means each of 3 July 2017, 7 August 2017, 4 September 2017, 2 October 2017, 6 November 2017, 4 December 2017 and 2 January 2018;

“Pre-Contractual Statement” means any statement, representation, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever (in any case whether oral, written, express or implied, and whether negligent or innocent) made, given or agreed to by any person (whether a party to this Agreement or not) at any time before the execution of this Agreement;

“Preference Shares” means the 100 preference shares of £0.01 each in the capital of the Company;

“Prepayment Amount” means the amount that is required to:

(a)	pay any redemption premium or penalty arising as a result of terminating the Existing Facility Agreements; and

(b)	release all guarantees and security in relation to the facilities provided under the Existing Facility Agreements (or any replacement, variation or addition to them),

together with any other fees, costs and expenses in connection therewith including break costs and unwind costs in respect of any related hedging agreements and any fees payable by the Company and any other Group Company to any advisors to the Facility Agents and/or the Security Agent;

“Properties” has the meaning given to it in the Management Deed;

“Regulatory Authority” means any supra national, national, state, municipal, federal, regional, public or local government (including any subdivision, court, administrative agency, department, instrumentality or commission or other authority of the same) or any quasi governmental, statutory or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

“Related Party Termination Deed” means a deed of termination in the Agreed Form between the Sellers and the Company terminating with effect from Completion the Shareholders’ Agreement and certain other arrangements;

“Relevant Circumstances” has the meaning given to it in Clause 5.8;

“Relevant Proportion” means, in respect of a Seller, the proportion of the Consideration to which each Seller is entitled pursuant to article 10.1 of the Articles (where the Exit Consideration (as defined in the Articles) shall be treated as the Consideration);

“Relevant Seller” has the meaning given in Clause 4.9.2;

“Relief” means any relief, exemption, allowance, set-off, deduction or credit relevant to the computation of any liability to make a payment of or relating to Taxation;

“Remedies” has the meaning given to it in Clause 5.2.7;

“Response Date” has the meaning given to it in Clause 4.11;

“Ropes & Gray” means Ropes & Gray International LLP of 60 Ludgate Hill, London EC4M 7AW, United Kingdom;

“Satisfaction Date” has the meaning given to it in Clause 5.9.1;

“SEC” means the Securities and Exchange Commission;

“SEC Audited Financials” means consolidated financial statements of the Group prepared in accordance with IFRS (and in compliance with Section II.A of the SEC’s Final Rule Release No. 33-8567 and paragraphs 6340.1-2 of the SEC Financial Reporting Manual), audited by PricewaterhouseCoopers LLP and accompanied by an audit report that includes a statement that the audit was conducted in accordance with United States Generally Accepted Auditing Standards or in accordance with the standards of the United States Public Company Accounting Oversight Board, comprised of:

(a)	statements of financial position (balance sheets) as at 2 January 2016 and 31 December 2016;

(b)	statements of profit or loss and other comprehensive income (presented as a single statement, or by presenting the profit or loss section in a separate statement of profit or loss, immediately followed by a statement presenting comprehensive income beginning with profit or loss) for the fiscal year ended 27 December 2014, for the fiscal year ended 2 January 2016 and for the fiscal year ended 31 December 2016;

(c)	statements of changes in equity for the fiscal year ended 27 December 2014, for the fiscal year ended 2 January 2016 and for the fiscal year ended 31 December 2016;

(d)	statements of cash flows for the fiscal year ended 27 December 2014, for the fiscal year ended 2 January 2016 and for the fiscal year ended 31 December 2016; and

(e)	related notes comprising a summary of significant accounting policies and other explanatory notes, including comparative information for all statements presented;

“SEC Unaudited Financials” means unaudited consolidated financial statements of the Group prepared in accordance with IFRS, comprised of:

(a)	balance sheets (statements of financial position) as at 1 April 2017; and

(b)	statements of income (statements of profit or loss) for the 26 week period ended 1 April 2017 (which can be prepared by adding together the 13 week period ended 31 December 2016 and the 13 week period ended 1 April 2017); and

further, if the Completion Date is after 31 July 2017, then also including:

(c)	balance sheets (statements of financial position) as at 1 July 2017; and

(d)	statements of income (statements of profit or loss) for the 39 week period ended 1 July 2017 (which can be prepared by adding together the 13 week period ended 31 December 2016 and the 26 week period ended 1 July 2017); and

further, if the Completion Date is after 30 September 2017, then also including:

(e)	balance sheets (statements of financial position) as at 1 July 2017 and as at either 2 July 2016 or 31 December 2016; and

(f)	statements of profit or loss and other comprehensive income (presented as a single statement, or by presenting the profit or loss section in a separate statement of profit or loss, immediately followed by a statement presenting comprehensive income beginning with profit or loss) statements of income (statements of profit or loss) for the 26 week periods ended 1 July 2017 and 2 July 2016;

(g)	statements of changes in equity for the 26 week periods ended 1 July 2017 and ended 2 July 2016;

(h)	statements of cash flows for the 26 week periods ended 1 July 2017 and ended 2 July 2016; and

(i)	related notes comprising a summary of significant accounting policies and other explanatory notes, including (i) disclosures that will provide an explanation of events and changes that are significant to an understanding of the changes in financial position and performance of the enterprise since the last annual reporting date and (ii) if not included in the primary financial statements, a note analyzing the changes in each caption of shareholders’ equity presented in the balance sheet; and

further, if the Completion Date is after 31 October 2017:

(j)	balance sheets (statements of financial position) as at 30 September 2017; and

(k)	statements of income (statements of profit or loss) for the 52 week period ended 30 September 2017 (which can be prepared by adding together the 13 week period ended 31 December 2016 and the 39 week period ended 30 September 2017);

“Second Lien Facilities Agreement” has the meaning given to it in paragraph (a) of the definition of “Existing Facility Agreements”;

“Security Agent” means ING Bank N.V., London Branch as agent under the Senior Facilities Agreement and the Second Lien Facilities Agreement;

“Seller Claim” means any claim, proceeding, suit or action in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever under or pursuant to this Agreement (other than Clause 4 (Leakage and other payments)) and the transactions contemplated by this Agreement against any (a) Investor Seller; or (b) Management Seller and, for the avoidance of doubt, shall not include any Tax Deed Claim or any Management Deed Claim;

“Seller Connected Person” means a person who is a Connected Person of any Seller, excluding any Group Companies;

“Seller Transaction Costs” means any professional fees, expenses or other costs paid, incurred or owing in connection with the Transaction by any Group Company;

“Sellers” means the Investor Sellers and the Management Sellers;

“Sellers’ Representatives” means the Management Sellers’ Representative, Barnes (BVI) Limited and Bright Food Europe Limited;

“Senior Facilities Agreement” has the meaning given to it in paragraph (b) of the definition of “Existing Facility Agreements”;

“Senior Manager Sellers” means Giles Michael Turrell, Richard William Thomas Martin, Gareth David Martin, Sally Abbott, Stuart Branch and Kevin Fawell;

“Service Fee Amount” has the meaning given to it in paragraph (e) of the definition of “Permitted Leakage”;

“Shareholders’ Agreement” means the amended and restated shareholders’ agreement relating to the Company dated 22 April 2015;

“Shares” means all of the allotted and issued shares in the Company, as set out in Schedule 2;

“SIAC” has the meaning given to it in Clause 28.2;

“SIAC Rules” has the meaning given to it in Clause 28.2;

“Tax” or “Taxation” have the meaning given to them in the Tax Deed;

“Tax Deed” means the tax deed in the Agreed Form;

“Tax Deed Claim” means any claim under or in respect of the Tax Deed;

“Tax Liability” has the meaning given to it in the Tax Deed;

“Transaction” has the meaning given to it in recital (C);

“Transaction Documents” means this Agreement, the Management Deed, the Tax Deed, the Disclosure Letter, each of the documents in the Agreed Form and any other document entered into or to be entered into pursuant to this Agreement;

“Updated Indebtedness Schedule” has the meaning given to it in Clause 7.2; and

“VAT” means, within the European Union, value added tax levied in accordance with (but subject to derogations from) European Council Directive 2006/112/EC and any supplementary or national implementing legislation thereto and, outside the European Union, any value added, goods or services, sales or use tax of a similar fiscal nature.

1.2	In this Agreement (unless the context otherwise requires):

1.2.1	words and expressions which are defined in the Act shall have the same meanings as are given to them in the Act;

1.2.2	a reference to a document is a reference to that document as amended, novated, supplemented, extended or restated from time to time (other than in breach of the provisions of this Agreement);

1.2.3	a reference to this Agreement shall include any recitals and schedules to it and any reference to a recital, paragraph, Clause or Schedule, unless the context otherwise requires, is a reference to a recital, paragraph or Clause of, or Schedule to, this Agreement;

1.2.4	references to a statute or statutory instrument shall include references to such statute or statutory instrument as amended, extended, modified, consolidated or re-enacted and to any subordinate legislation made under such statute before the date of this Agreement save where such amendment, extension, modification, consolidation or re-enactment would extend or increase the liability of the Sellers under this Agreement;

1.2.5	references to a “person” includes any individual, company, body corporate, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

1.2.6	references to one gender includes all genders, and references to the singular includes the plural and vice versa;

1.2.7	headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.8	the words “company”, “subsidiary”, “subsidiary undertaking”, “parent undertaking” and “holding company” have the meanings given to them by the Act except that where a holding company creates security over the shares of a subsidiary (including, without limitation, each of the Company’s subsidiaries) that subsidiary shall not cease to be such solely as a result of the creation of the security;

1.2.9	references to a “company” shall also be construed to include any other company, corporation or body corporate wherever and however incorporated or established;

1.2.10	words immediately following the words “including”, “includes” or “in particular” shall be construed as being by way of illustration and shall not be construed as limiting the generality of any foregoing words;

1.2.11	a reference to writing or written includes any method of representing or reproducing words in a legible form;

1.2.12	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

1.2.13	references to time of the day are to London time.

1.3	The obligations of each Seller under this Agreement (whether as an Investor Seller or a Management Seller) are entered into individually by that Seller on his own behalf and are made severally and separate from any obligation entered into by any other Seller. No claim can be made against any Seller in respect of any breach of this Agreement by any other Seller.

2.	SALE AND PURCHASE

2.1	Each Seller covenants with the Buyer that at Completion it shall have full power and the right to sell and shall sell those of the Shares that are set out opposite its name in column 2 of the relevant part of Schedule 1, with full title guarantee and free from Encumbrances, and the Buyer shall purchase the Shares, on and subject to the terms of this Agreement.

2.2	The Buyer shall buy the Shares with effect from Completion to the intent that as from the Completion Date all rights and advantages accruing to the Shares, including any dividends or distributions declared, made or paid in respect of the Shares on or after that date shall belong to the Buyer.

2.3	Neither the Buyer nor the Sellers shall be obliged to complete the sale and purchase of any of the Shares, unless the sale and purchase of all of the Shares is completed simultaneously.

2.4	Each Seller waives (in respect of itself only) any rights of pre-emption or first refusal or similar rights conferred on it which may exist in relation to the Shares under the Articles or otherwise.

2.5	Any payment due in respect of any Seller Claim shall for all purposes be deemed to be and shall take effect as a reduction in Consideration paid to the person making such payment.

3.	CONSIDERATION

3.1	The total consideration payable by the Buyer for the purchase of Shares under this Agreement (the “Consideration”) shall be an amount equal to the sum of:

3.1.1	the Exchange Consideration; PLUS

3.1.2	the Additional Consideration; LESS

3.1.3	the Net Prepayment Amount; LESS

3.1.4	the Net Service Fee Amount; LESS

3.1.5	the Net Repurchase Amount; LESS

3.1.6	the Net Employee Payment Amount; LESS

3.1.7	the Incentive Payment Excess Amount (if any); LESS

3.1.8	the Estimated Kenya Costs (if any); LESS

3.1.9	the Net Completion Disclosed Seller Transaction Costs.

3.2	The Consideration shall be allocated in the Relevant Proportions and the Buyer shall not be concerned with such allocation. The Consideration shall be satisfied upon Completion by way of payment of the Consideration in cash in accordance with Clause 8.2.

4.	LEAKAGE AND OTHER PAYMENTS

4.1	Each Seller severally undertakes to the Buyer, subject to Clause 4.4, that:

4.1.1	since the Locked Box Date there has been no Leakage to it or its Connected Persons, or any Leakage as defined in paragraphs (f), (g), (h) or (i) of the definition of Leakage; and

4.1.2	no Leakage to it or its Connected Persons, or any Leakage as defined in paragraphs (f), (g), (h) or (i) of the definition of Leakage, will occur from the date of this Agreement to the Completion Date.

4.2	Subject always to Clause 4.4, in the event of any Leakage during the Locked Box Period, each Seller severally undertakes to pay to the Buyer (or, if so directed by the Buyer, to any Group Company) on demand:

4.2.1	an amount in cash equal to any such Leakage that that Seller and/or its Connected Persons have received; and

4.2.2

in the event of a breach of Clause 4.1 in respect of paragraphs (f), (g), (h) or (i) of the definition of Leakage, but only to the extent that such Leakage is not actually received by a particular Seller or its Connected Persons (in which case solely such Seller shall be responsible in respect of such Leakage), an amount equal to his or its Relevant Proportion of such

Leakage, provided that no amount payable by a Management Seller under this Clause 4.2.2 shall, when added to all other amounts paid by such Management Seller in respect of Seller Claims or pursuant to the Management Deed or the Tax Deed, exceed the Consideration received by such Management Seller, and the remaining Sellers undertake (pro rata to their liability under this Clause 4.2.2) to pay to the Buyer any amounts which would have been payable by any Management Seller but for this proviso, and, if applicable to such Leakage, shall terminate, cancel and rescind any further liability for any Group Company beyond that for which the Buyer or the Group Company is compensated under Clauses 4.2.1 or 4.2.2 above pursuant to any and all agreements or commitments that constitute Leakage (other than where expressly permitted under this Agreement). For the avoidance of doubt, nothing in this Clause 4.2 shall entitle the Buyer (or any Group Company) to recover to the extent it has already been compensated.

4.3	A claim under Clause 4.2 (a “Locked Box Claim”) shall be the sole remedy available to the Buyer and the Group Companies arising from a breach of Clause 4.1 and the Buyer shall not be entitled under this Agreement or under the Management Deed to recover damages or otherwise obtain reimbursement or restitution or be indemnified to the extent it has already been compensated for any Leakage.

4.4	The maximum aggregate liability of each Seller under Clauses 4.1 and 4.2 shall not exceed the amount payable by that Seller pursuant to Clauses 4.2.1 and/or 4.2.2 (as applicable) and no Seller shall be liable pursuant to Clause 4.1 and/or Clause 4.2 to the extent that any liability in respect of the same facts, matters or circumstances owed to the Seller or any of its Connected Persons is released and/or waived in accordance with the Related Party Termination Deed.

4.5	No Seller shall be liable for any Locked Box Claim unless written notice of the Locked Box Claim has been given by the Buyer to the relevant Seller stating in reasonable detail the nature of the breach and, if practicable, the amount claimed on or before six months after the Completion Date. For three months after such notice is served on the relevant Seller, the relevant Seller and the Buyer shall endeavour in good faith to agree the amount of the Leakage. If the relevant Seller and the Buyer are unable to reach agreement in accordance with this Clause 4.5, the provisions of Clauses 4.11 to 4.21 shall apply to determine the amount of the relevant Leakage.

4.6	Any payment made by any of the Sellers in respect of any Locked Box Claim will take effect as a reduction in the amount of the Consideration received by such Seller(s).

4.7	The Sellers’ Representatives shall deliver a Leakage Certificate (signed by each Sellers’ Representative) to the Buyer on 15 June 2017 and on the 15th day of each calendar month thereafter (or, if that is not a Business Day, on the next Business Day thereafter) until the Completion Date or such other date as may be agreed by the parties.

4.8	Following receipt by the Buyer of the Leakage Certificate, the Sellers shall (so far as permitted by law) provide the Buyer with:

4.8.1	reasonable access to the Group bank account statements and accounts payable and accounts receivable ledgers and VAT and Tax records;

4.8.2	reasonable access to the Senior Manager Sellers; and

4.8.3	any other information reasonably requested by the Buyer,

so as to facilitate verification of the information contained therein (and for no other purpose). The Buyer and the Sellers shall discuss any concerns in relation to the verification exercise in good faith.

4.9	If:

4.9.1	any Leakage is notified in the Leakage Certificate or the Indebtedness Schedules, or a breach of Clause 4.1 otherwise comes to the attention of the Buyer at or prior to Completion; and

4.9.2	a Seller alleged to be in breach of Clause 4.1 agrees that such Leakage has occurred and the amount of such Leakage (the relevant Seller under Clause 4.1 being a “Relevant Seller”),

the Consideration shall be reduced by an amount equal to such Leakage, which shall discharge the Relevant Seller’s obligation to make payment in respect of such Leakage under Clause 4.2. The Sellers agree that any Leakage shall be deducted from the Consideration that would otherwise be allocated to the Relevant Seller under Clause 3.2.

4.10	If:

4.10.1	(i) any Leakage is notified in the Leakage Certificate or the Indebtedness Schedules, or a breach of Clause 4.1 otherwise comes to the attention of the Buyer at or prior to Completion; (ii) the Relevant Seller alleged to be in breach of Clause 4.1 does not agree that such Leakage has occurred or does not agree the amount of such Leakage (save that a Seller shall not be permitted to dispute the Leakage or the amount of such Leakage if and to the extent it is notified in the Leakage Certificate or the Indebtedness Schedules); and (iii) the Buyer notifies the Sellers of a Locked Box Claim in respect thereof prior to or on Completion in accordance with Clause 4.5; and/or

4.10.2	(i) the Buyer disagrees with the amount of the recoverable VAT and/or the Relief in respect of any of the Net Amounts set out in the Indebtedness Schedules; and (ii) notifies the Sellers in writing accordingly prior to or on Completion (any such notification constituting a “Disputed Deduction”), the following provisions shall apply:

(a)	on Completion, the Buyer shall pay an amount (the “Disputed Amount”) equal to the lesser of: (i) the aggregate amount of the Locked Box Claims and the Disputed Deductions; and (ii) the aggregate of £50,000,000 and the Disputed Deductions into the Disputed Amount Escrow Account, to be held by the Escrow Agent on the terms of the Disputed Amount Escrow Agreement; and

(b)	the Disputed Amount shall remain in the Disputed Amount Escrow Account until such time as the relevant Locked Box Claim or the Disputed Deductions (as applicable) is ultimately resolved in accordance with the terms of this Agreement.

4.11	Within 15 Business Days starting on:

4.11.1	in respect of a Locked Box Claim, the later of the day immediately after the end of the three month-period set out in Clause 4.5 and Completion; and

4.11.2	in respect of a Disputed Deduction, the day immediately after the date of the notification under Clause 4.10.2,

(the expiry of this 15 Business Day period being the “Response Date”), the Sellers’ Representatives shall serve a notice on the Buyer stating in reasonable detail the specific disagreement(s) and the reasons for such disagreement(s) and the proposed calculation of the Leakage or the Disputed Deductions (as applicable) (the “Disagreement Notice”).

4.12	If the Sellers’ Representatives do not serve a Disagreement Notice on or before the Response Date, the Sellers’ Representatives (on behalf of the Sellers) shall be deemed to accept that the entire Disputed Amount constitutes Leakage and / or has been improperly deducted by the Sellers in calculating the Net Amount (as applicable), or (in respect of a Locked Box Claim notified after the Completion Date) the amount of Leakage specified in the Locked Box Claim constitutes Leakage.

4.13	If the Sellers’ Representatives serve a Disagreement Notice, the Sellers’ Representatives and the Buyer shall negotiate in good faith and use reasonable endeavours to resolve the disputed items and agree upon the amount of Leakage or the Disputed Deduction (as applicable) within 10 Business Days starting on the day immediately after the notification of the Disagreement Notice to the other party, and the agreed Leakage (if agreed) or the agreed Net Amount (if agreed) (as applicable) will constitute the final Leakage amount or the final Net Amount (as applicable).

4.14	If any disputed items set out in the Disagreement Notice are not resolved in full in the period referred to in Clause 4.13, either the Sellers’ Representatives or the Buyer may by notice to the other refer the matters remaining in dispute to the Independent Accountant for determination.

4.15	The Independent Accountant shall be engaged jointly by the Sellers’ Representatives and the Buyer on the terms set out in this Clause 4.15 and otherwise on such terms as shall be agreed; provided that neither the Sellers’ Representatives nor the Buyer shall unreasonably (having regard, inter alia, to the provisions of this Clause 4) refuse its agreement to terms proposed by the Independent Accountant or by the other party. If the terms of engagement of the Independent Accountant have not been settled within 10 Business Days of their identity having been determined (or such longer period as the Sellers’ Representatives and the Buyer may agree) then, unless a party is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Independent Accountant and a new Independent Accountant shall be selected in accordance with the provisions of this Agreement.

4.16	Except to the extent that the Buyer and the Sellers’ Representatives agree otherwise, the Independent Accountant shall determine their own procedure but apart from procedural matters and as otherwise set out in this Agreement shall determine only whether any of the arguments set out in the Disagreement Notice for an alteration to the Leakage amount or the Net Amount (as applicable) specified in the relevant notice and remaining in dispute are correct in whole or in part and if so, what alterations should be made to the same.

4.17	The Independent Accountant shall be mandated to make their determination within 20 Business Days or as soon as reasonably practicable:

4.17.1	in writing and made available to the Sellers’ Representatives and the Buyer at such time as they shall determine; and

4.17.2	unless otherwise agreed by the Sellers’ Representatives and the Buyer, include reasons for each relevant determination.

4.18	The Independent Accountant shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties except in the case of manifest error, in which case the relevant part of the determination shall be void and the matter shall be remitted to the Independent Accountant for correction.

4.19	The expenses of the Independent Accountant shall be borne equally between the Sellers, on the one hand, and the Buyer on the other, unless otherwise determined by the Independent Accountant. As between the Sellers:

4.19.1	in respect of any part of the Disputed Amount which is an Agreed Disputed Amount under Clause 4.22.1, the expenses of the Independent Accountant to be borne by the Sellers shall be borne in proportion to the liability of each Seller for such Agreed Disputed Amount; and

4.19.2	in respect of any part of the Disputed Amount which is a Non-Payment Amount under Clause 4.22.2, each Seller shall bear its Relevant Proportion of the expenses of the Independent Accountant to be borne by the Sellers.

4.20	The parties shall co-operate with each other and the Independent Accountant and shall comply with each other party’s or the Independent Accountant’s reasonable requests made in connection with the carrying out of their duties and/or exercising their obligations under this Agreement. In particular, without limitation, each party shall keep up-to-date and, subject to reasonable notice, provide unfettered access to the other party, its accountants and the Independent Accountant of:

4.20.1	the books and records, working papers and other information within the possession or under control of the Group Companies as may be required for the purposes of settling any disputed items set out in the Disagreement Notice other than any books or records subject to legal professional privilege or a confidentiality obligation entered into with a third party; and

4.20.2	the persons responsible for preparing the Updated Indebtedness Schedule (including, upon request of the other party, question and answer sessions with such persons),

in each case during normal office hours during the period after Completion up until the making of the relevant determination by the Independent Accountant. For the avoidance of doubt and notwithstanding any other provision of this Clause 4, the Buyer shall not be obligated to provide to the Sellers, the Sellers’ Representatives or the Independent Accountant access to the books and records, working papers or other information within the possession or under control of any member of the Buyer’s Group which is not a member of the Group.

4.21	Each party and the Independent Accountant shall, and shall procure that its respective accountants and other advisers shall:

4.21.1	keep all information and documents provided to them pursuant to this Clause 4 confidential; and

4.21.2	shall not use such information and documents for any purpose, except for disclosure or use in connection with the calculation of Leakage or the Net Amount (as applicable), the proceedings of the Independent Accountant or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

4.22	Within five Business Days after the final amount of the Leakage and/or the Disputed Deduction (as applicable) is deemed accepted by the Sellers’ Representatives (on behalf of the Sellers), finally agreed by the Buyer and the Sellers’ Representatives or determined by the Independent Accountant, the Buyer and the Sellers’ Representatives shall instruct the Escrow Agent to pay:

4.22.1	to the Buyer such portion of the Disputed Amount as is deemed accepted, agreed or determined to: (i) constitute Leakage, or (ii) have been improperly deducted by the Sellers in calculating the Net Amount (as applicable), plus (in each case) any interest accrued on such amount in the Disputed Amount Escrow Account (the “Agreed Disputed Amount”); and

4.22.2	to the Sellers any part of the Disputed Amount as is agreed or determined that does not: (i) constitute Leakage, or (ii) to have been properly deducted by the Sellers in calculating the Net Amount (as applicable) (the “Non-Payment Amount”), plus (in each case) any interest accrued on such amount in the Disputed Amount Escrow Account.

4.23	If any portion of the Disputed Amount is paid to the Sellers pursuant to Clause 4.22.2 above, the Buyer shall (subject to the set-off described below and without double-counting), at the same time, pay to the Ropes & Gray client account (or such other account as the Sellers’ Representatives may nominate in writing) an amount equal to:

4.23.1	interest at a rate of 10% per annum accruing from day to day and compounding monthly on the Non-Payment Amount for the period from the Completion Date to the date of payment; less

4.23.2	any interest paid or payable pursuant to Clause 4.22.2,

(the “Disputed Amount Interest”). The Buyer agrees that any Disputed Amount Interest payable by it shall be (so far as possible) set-off against the Agreed Disputed Amount and, in the event of any such set-off, the Buyer and the Sellers’ Representatives shall instruct the Escrow Agent accordingly in order to give effect to the above.

5.	CONDITIONS

5.1	The Completion of the sale and purchase of the Shares is conditional upon each of the following:

5.1.1	the delivery by the Sellers to the Buyer of the IFRS Audited Financials (the “Buyer IFRS Condition”);

5.1.2	the delivery by the Sellers to the Buyer of the SEC Audited Financials (the “Buyer SEC Condition” and, together with the Buyer IFRS Condition, the “Buyer Accounts Conditions”);

5.1.3	all applicable filings having been made and all or any applicable waiting periods (including any extensions thereof) under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR”) having expired, lapsed or been terminated as appropriate in each case in respect of the purchase of Shares under this Agreement and none of the parties being subject to any order or injunction of a court of competent jurisdiction in the United States that prohibits consummation of the Transaction as a result of action brought by the US Federal Trade Commission or US Department of Justice (the “HSR Condition”); and

5.1.4	subject to Clause 5.2.9, the CAK having issued a conditional or unconditional approval that the Transaction is compatible with the Competition Act No. 12 of 2010 (the “CAK Condition” and together with the Buyer Accounts Conditions and the HSR Condition, the “Conditions”).

5.2	Each of the Sellers and the Buyer shall use reasonable commercial efforts to ensure that the Conditions are fulfilled promptly after the date of this Agreement. The Buyer and the Investor Sellers shall each use its best efforts to ensure that the HSR Condition and the CAK Condition are fulfilled promptly after the date of this Agreement and in any event prior to the Conditions Longstop Date including taking all steps (including making notifications and filings) necessary to satisfy the HSR Condition and the CAK Condition, provided always that:

5.2.1	Bright Food Europe Limited shall be responsible for procuring the making of the Bright HSR Filing (including the making of appropriate submissions, notifications and filings, in consultation with the Buyer, within 10 Business Days after the date of this Agreement);

5.2.2	the Investor Sellers shall not be required to incur expenditure in complying with their obligations under this Clause 5.2 (except for their advisors’ costs and expenses) or to propose, offer, negotiate, agree or give effect to any Remedies;

5.2.3	the Investor Sellers’ obligations in this Clause 5.2 shall be subject to compliance by the Buyer with its obligations under Clause 5.2.7; and

5.2.4	the Buyer shall in any event:

(a)	have primary responsibility for obtaining all consents, approvals or actions of any Competition Authority which are required to satisfy the HSR Condition and/or the CAK Condition and shall take all steps necessary for that purpose (including making appropriate submissions, notifications and filings, in consultation with the Sellers’ Representatives, within 10 Business Days after the date of this Agreement);

(b)	make and progress all such notifications and filings with the relevant Competition Authorities with all due diligence and in accordance with any and all applicable time limits;

(c)	provide promptly all information which is requested or required by a Competition Authority and in any event in accordance with any applicable time limits;

(d)	promptly notify the Sellers’ Representatives, Ropes & Gray and Linklaters (and, subject to any necessary confidentiality safeguards provide copies or, in the case of non-written communications, details) of any communications with or from any Competition Authority;

(e)	where reasonably practicable, initiate substantively material communications, whether in writing or verbally, with any Competition Authority in respect of the Transaction only after prior consultation with the Sellers’ Representatives, Ropes & Gray and Linklaters (and where reasonably practicable take into account any comments and requests of the Sellers’ Representatives, Ropes & Gray, Linklaters and the Sellers’ other advisers);

(f)	provide the Sellers’ Representatives, Ropes & Gray and Linklaters with a draft of all submissions, notifications, filings and other substantive material written communications to be submitted to any Competition Authority including any supporting documentation or information requested by the Sellers’ Representatives, Ropes & Gray and/or Linklaters, provided that the Buyer shall not be required to provide any business secrets, at least one day prior to submission or longer if reasonably necessary for the Sellers’ Representatives, Ropes & Gray and/or Linklaters to provide comments and, where reasonably practicable, take account of any comments of the Sellers’ Representatives, Ropes & Gray, Linklaters and other advisers of the Sellers on such drafts prior to their submission;

(g)	to the extent appropriate to the nature of the meeting or communication, allow persons nominated by the Sellers’ Representatives (which may include Ropes & Gray and/or Linklaters) to attend all meetings (and telephone calls with a material bearing on the substance of the case) with the Competition Authorities and to make oral submissions at such meetings (or telephone or other conversations); and

(h)	regularly review with the Sellers’ Representatives, Ropes & Gray and Linklaters the progress of any notifications or filings to any Competition Authority and discuss with the Sellers’ Representatives, Ropes & Gray and Linklaters the scope, timing and tactics with a view to obtaining the clearances or approvals necessary for the satisfaction of the HSR Condition and the CAK Condition at the earliest opportunity.

5.2.5	The Buyer shall not make any filing with any competition authority in relation to the Transaction or any business which competes with, supplies or is a customer of the Company which is not required solely in order to fulfil the HSR Condition or the CAK Condition unless it will not prejudice, including by delaying, conditioning or otherwise impacting, timely satisfaction of the HSR Condition or the CAK Condition or the Buyer has obtained the prior written consent of the Sellers’ Representatives to the making of it and its form and content.

5.2.6	The Investor Sellers and the Senior Manager Sellers shall, where reasonably practicable and to the extent appropriate to the nature of the request, promptly provide and shall procure that each Group Company shall promptly provide the Buyer and any Competition Authority with any information and documents reasonably required by the Buyer to assist the Buyer in fulfilling the HSR Condition and the CAK Condition and responding to any competition authority in relation to the Transaction, whether or not required for satisfaction of the HSR Condition and the CAK Condition. The Sellers and each Group Company (a) other than in respect of the Bright HSR Filing, will not communicate (including with regard to (i) filings of any kind, (ii) replies to information requests, and (iii) any other kind of informal or formal communication) with any Competition Authority in relation to the Transaction without the prior written approval of the Buyer (such approval not to be unreasonably withheld or delayed); and (b) will promptly inform the Buyer of any communication from a competition authority relating to the Transaction. Should any such communication with a competition authority be required in order to comply with any applicable laws and/or regulations which require confidentiality of the communication and/or leave insufficient time to obtain the Buyer’s approval, then the Buyer’s prior approval shall not be needed.

5.2.7

The Buyer shall take any and all necessary steps and measures in order to satisfy the HSR Condition and the CAK Condition including to propose, offer, negotiate, agree, and give effect to any conditions, commitments, remedies and/or obligations and commit to take any action in order to satisfy the HSR Condition and the CAK Condition (the “Remedies”),

provided that the Buyer shall not be required to offer Remedies if the concerns expressed by the Competition Authority for which Remedies are required result from a material misstatement made to such Competition Authority or the Buyer by the Sellers or a material breach of their obligations under this Clause 5.2.

5.2.8	The Sellers and the Buyer shall each notify the other promptly upon, and in any event within two Business Days of, becoming aware that each Condition has been fulfilled, at which time the Buyer or its representatives shall deliver or make available to the Sellers’ Representatives evidence that the relevant Condition has been fulfilled.

5.2.9	In the event that Completion could occur within three Business Days in accordance with the date set for Completion pursuant to Clause 8, save for the fact that the CAK Condition has not been satisfied, the parties agree that:

(a)	PROVIDED THAT the Sellers procure the entry into, and the implementation of, the transactions contemplated by steps 1 and 2 of the Kenya Reorganisation and the entry by Weetabix Limited into the transactions contemplated thereby (in accordance with their terms and do not make any changes or waive any rights arising under any of the agreed form documents in respect of such steps of the Kenya Reorganisation) as soon as reasonably practicable and, in any event, by the date that is one Business Day prior to Completion;

(b)	THEN:

(i)	for the purposes of this Agreement, the CAK Condition shall be deemed to be satisfied and from such date the term “Conditions” shall mean the Buyer Accounts Conditions and the HSR Condition; and

(ii)	those parties who are party to the transactions contemplated by step 3 of the Kenya Reorganisation shall enter into such transactions (and the Sellers shall procure entry by Weetabix Limited into such transactions) prior to Completion.

5.3	The:

5.3.1	Antitrust Conditions may only be waived by the written agreement of the Sellers’ Representatives and the Buyer; and

5.3.2	Buyer Accounts Conditions may only be waived by written notice by the Buyer.

5.4	In the event that the Buyer waives either or both of the Buyer Accounts Conditions, it shall have no remedy in respect of failure to deliver the IFRS Audited Financials or the SEC Audited Financials pursuant to this Agreement (including pursuant to Schedule 4) save in respect of any breach of the first sentence of Clause 5.2.

5.5	The Buyer agrees to bear all the filing fees associated with compliance with the terms of this Clause 5.

5.6	The Buyer warrants to the Sellers that it is not currently involved in any process to, and shall not, at any time prior to Completion, either alone or acting in concert with others, acquire or offer to acquire, or cause another person to acquire or to offer to acquire, or progress or contemplate (or cause another person to progress, or contemplate) arrangements which, if carried into effect, would result in the acquisition of a competing business to the Group or any other business the acquisition of which might reasonably be expected to prejudice or delay the fulfilment of the HSR Condition or the CAK Condition.

5.7	If the Conditions are not fulfilled or waived by 5.00pm on 27 December 2017 (the “Conditions Longstop Date”) this Agreement shall terminate automatically.

5.8	If:

(a)	the Conditions are not fulfilled because any or all of the Antitrust Conditions have not been fulfilled by the Conditions Longstop Date, other than as a result of the Sellers not complying with their obligations in relation to such Conditions; and

(b)	the Buyer Accounts Conditions have been satisfied or waived (the circumstances in (a) and (b) together, the “Relevant Circumstances”),

then the Buyer shall, within 5 Business Days of the Conditions Longstop Date, pay to the Investor Sellers (by transfer in immediately available funds to the Ropes & Gray client account (or such other account as the Investor Sellers may nominate in writing within 3 Business Days of the Conditions Longstop Date)), £30,000,000 (the “Antitrust Termination Fee”). The obligations of the Buyer in relation to the Antitrust Termination Fee shall be satisfied by payment to the account referred to in this Clause 5.8. As between the Investor Sellers, the Antitrust Termination Fee shall be divided amongst them pro-rata to their holdings of A Ordinary Shares and B2 Ordinary Shares (taken together). The parties hereby acknowledge and agree that:

5.8.1	the agreements contained in this Clause 5.8 constitute an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement;

5.8.2	the Antitrust Termination Fee is not a penalty, but is liquidated damages in a reasonable amount that will compensate the Sellers and their Connected Persons for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated herein, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination; and

5.8.3	if the Relevant Circumstances apply, the Antitrust Termination Fee shall constitute the Sellers’ sole recourse against the Buyer and the Buyer shall have no other liability to the Sellers (or any of them) under this Clause 5 (other than in the event of fraud).

5.9	Deposit

5.9.1	On or before the date (the “Satisfaction Date”) falling 10 Business Days after satisfaction of the Conditions, the Buyer shall, unless Completion shall have taken place prior to the Satisfaction Date, cause to be paid by electronic transfer of immediately available funds to the Deposit Escrow Account, an amount equal to £150,000,000 (the “Deposit”). If the Buyer fails to pay the Deposit on or prior to the Satisfaction Date, interest shall accrue on the amount thereof at a rate of 10% per annum accruing from day to day and compounding monthly (the “Default Interest”) from the Satisfaction Date until the earlier of (i) the Deposit being transferred to the Deposit Escrow Account; and (ii) Completion.

5.9.2	The Deposit shall be held by the Escrow Agent on the terms of the Deposit Escrow Agreement provided that:

(a)	if the Sellers’ Representatives validly terminate this Agreement pursuant to Clause 8.3.3 or if Completion does not occur as a result of the Buyer otherwise being in material breach of this Agreement, the parties hereby agree:

(i)	that the Deposit and any interest accrued on such amount in the Deposit Escrow Account shall be released and promptly be paid to those Sellers that hold A Ordinary Shares (pro-rata to their holdings of A Ordinary Shares and B2 Ordinary Shares) as liquidated damages hereunder;

(ii)	the Buyer shall pay those Sellers that hold A Ordinary Shares (pro-rata to their holdings of A Ordinary Shares and B2 Ordinary Shares) the Default Interest (if any);

(iii)	promptly to give such instructions to the Escrow Agent as are required to facilitate the payments detailed above; and

(iv)	that the Buyer shall not have any right or claim (and it hereby waives any such right or claim) in respect of the Deposit; or

(b)	if Completion does not take place prior to the Long Stop Date, other than in the circumstances set out in Clause 5.9.2(a), the parties hereby agree:

(i)	that the Deposit and any interest accrued on such amount in the Deposit Escrow Account shall be released and promptly be paid to the Buyer;

(ii)	promptly to give such instructions to the Escrow Agent as are required to facilitate the payments detailed above;

(iii)	that the Sellers shall not have any right or claim (and hereby waive any such right or claim) in respect of the Deposit; and

(iv)	this Agreement shall terminate.

5.9.3	If Completion occurs in accordance with Clause 8, the Deposit and any interest accrued on such amount in the Deposit Escrow Account shall be released to the Sellers in part satisfaction of the Buyer’s obligation to pay the Consideration in accordance with Clause 8.2 and the parties hereby agree promptly to give such instructions to the Escrow Agent as are required to facilitate any payment pursuant to this Clause 5.9.3.

5.9.4	The parties hereby acknowledge and agree that:

(a)	the agreements contained in this Clause 5.9 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; and

(b)	the Deposit payable by the Buyer pursuant to this Clause 5.9 is not a penalty, but is liquidated damages in a reasonable amount that will compensate the Sellers and their Connected Persons for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance upon this Agreement and on the expectation of the consummation of the transactions contemplated herein, and for the loss suffered by reason of the failure of such consummation, which amount would otherwise be uncertain and incapable of accurate determination.

5.10	If this Agreement is terminated pursuant to this Clause 5, without prejudice to any other remedies or accrued rights that the parties may have against each other, the provisions of this Agreement shall cease to have effect other than Clauses 1 (Definitions and Interpretation), this Clause 5 (Conditions), 12 (Announcements), 13 (Confidentiality), 18 (Costs and Expenses), 19 (Notices), 21 (Entire Agreement), 24 (Remedies) and 28 (Governing Law and Jurisdiction).

6.	PRE-COMPLETION UNDERTAKINGS

6.1	Except as otherwise agreed in writing with the Buyer, the Investor Sellers and Senior Manager Sellers agree (i) with the Buyer and (ii) amongst themselves, that:

6.1.1	between the date of this Agreement and Completion, they shall exercise all of their control rights (including, but not limited to, as directors and/or officers (in each case, subject to their fiduciary duties in respect of the relevant companies) and/or shareholders) in so far as they are legally able to (and within the confines of any applicable competition law) to procure the performance and observance by each Group Company, or, where stated in Schedule 4, by the Company, of those matters listed in Part A of Schedule 4 and by each Joint Venture Company of those matters listed in Parts A to C of Schedule 4;

6.1.2	between the date of this Agreement and the Satisfaction Date or, if earlier, Completion, they shall (within the confines of any applicable competition law) procure the performance and observance by each Group Company, or, where stated in Schedule 4, by the Company, of those matters listed in Part B of Schedule 4, save in respect of the Joint Venture Companies;

6.1.3	if Completion occurs after the Satisfaction Date, between the Satisfaction Date and Completion, and save in respect of the Joint Venture Companies, in respect of:

(a)	the Investor Sellers, they shall exercise all of their control rights (including, but not limited to, as directors and/or officers (in each case, subject to their fiduciary duties in respect of the relevant companies) and/or shareholders) in so far as they are legally able to (and within the confines of any applicable competition law) to procure; and

(b)	the Senior Manager Sellers, they shall (subject to their fiduciary duties as directors and/or officers of the relevant companies and within the confines of any applicable competition law) procure,

the performance and observance by each Group Company, or, where stated in Schedule 4, by the Company, of those matters listed in Part B of Schedule 4; and

6.1.4	between the date of this Agreement and Completion, they shall (within the confines of any applicable competition law) procure the performance and observance by each Group Company of those matters listed in Part C of Schedule 4, save in respect of the Joint Venture Companies.

6.2	Clause 6.1 shall not operate so as to prevent or restrict:

6.2.1	any action undertaken pursuant to a binding arrangement or agreement existing at the date hereof which has been Disclosed prior to the date of this Agreement or was not required to be so Disclosed pursuant to the Management Deed;

6.2.2	any matter which is specifically disclosed in writing to the Buyer prior to the date of this Agreement;

6.2.3	any arrangements or agreements between Group Companies;

6.2.4	any matter reasonably undertaken in good faith by any member of the Group in an emergency or disaster situation with the intention of minimising any adverse effect of such situation on the Group, provided that the Sellers’ Representatives shall notify the Buyer of any such emergency or disaster situation and the action to minimize the adverse effect on the Group as soon as reasonably practicable and, in any event, within 3 Business Days after such emergency or disaster situation;

6.2.5	any action required to be undertaken to comply with applicable legal or regulatory requirement;

6.2.6	any matter necessary in order to give effect to, implement or complete this Agreement;

6.2.7	any matter necessary to give effect to, implement or complete the Kenya Reorganisation;

6.2.8	any increase in emoluments of or change in the terms of employment of any category of employees of any member of the Group where such increase or change is made in the ordinary course consistent with past practice of the relevant employing member of the Group;

6.2.9	any action taken with the written consent of or at the request of the Buyer; or

6.2.10	any amendments to the articles of association of any Group Company, where such amendments are solely related to such Group Company’s board of directors (including composition, quorum at board meetings and voting rights at board meetings).

7.	INDEBTEDNESS SCHEDULES

7.1	At least five Business Days prior to each Potential Completion Date prior to Completion, the Sellers’ Representatives shall deliver to the Buyer a schedule signed by each Sellers’ Representative (the “Initial Indebtedness Schedule”) setting out (on the assumption that Completion will occur on that Potential Completion Date):

7.1.1	the Exchange Consideration;

7.1.2	the amount of the Additional Consideration;

7.1.3	the amount of the Consideration payable to each of the Sellers for the Shares held by them together with a calculation showing in reasonable detail how such amounts have been calculated (and, for these purposes, the matters set out as deductions from the Consideration in Clauses 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.7 and 3.1.9 shall be as specified in the Initial Indebtedness Schedule);

7.1.4	details and the amount of any Seller Transaction Costs not included in the Exchange Disclosed Seller Transaction Costs (the “Completion Disclosed Seller Transaction Costs”);

7.1.5	the Sellers’ calculation of the Net Service Fee Amount;

7.1.6	the Sellers’ calculation of the Net Repurchase Amount;

7.1.7	the Sellers’ calculation of the Net Employee Payment Amount;

7.1.8	the Incentive Payment Excess Amount (if any);

7.1.9	the Sellers’ calculation of the Net Completion Disclosed Seller Transaction Costs;

7.1.10	the amount of (a) the Bank Repayment Amount, (b) the Prepayment Amount and (c) the Sellers’ calculation of the Net Prepayment Amount, in each case together with currency, payee and account details;

7.1.11	details and the amount of any Leakage of which any of the Sellers’ Representatives are aware; and

7.1.12	a good faith estimate of the amount of the Kenya Reorganisation Costs (the “Estimated Kenya Costs”).

7.2	The Sellers’ Representatives shall deliver an updated Initial Indebtedness Schedule signed by each of the Sellers’ Representatives (the “Updated Indebtedness Schedule”) to the Buyer on Completion (and, for these purposes, the matters set out as deductions from the Consideration in Clauses 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.7 and 3.1.9 shall be as specified in the Updated Indebtedness Schedule).

7.3	If Completion is deferred beyond the intended Completion Date in accordance with the terms of this Agreement and the Indebtedness Schedules have been delivered to the Buyer prior to such deferral occurring, the Sellers’ Representatives may deliver revised Indebtedness Schedules to the Buyer in accordance with Clauses 7.1 and 7.2 and the Indebtedness Schedules previously submitted shall cease to apply for all purposes.

8.	COMPLETION

8.1	Subject to Clause 8.3, Completion shall take place at the offices of Ropes & Gray at 60 Ludgate Hill, London EC4M 7AW or at any other place that the Sellers’ Representatives and the Buyer may agree in writing either:

8.1.1	on the first of the Potential Completion Dates to occur after the last Condition is satisfied or waived, provided that if the last Condition is satisfied or waived within 3 Business Days prior to the next following Potential Completion Date then, save if the next following Potential Completion Date is 2 January 2018, either the Buyer or the Sellers’ Representatives may by written notice to the other defer Completion by up to 3 Business Days after the date which would otherwise have been the Completion Date; or

8.1.2	such other date as the Buyer and the Sellers’ Representatives shall agree in writing.

8.2	At Completion, each of the Sellers and the Buyer shall comply with their respective obligations in accordance with and as set out in Parts A and B respectively of Schedule 3 (Completion Arrangements).

8.3	If Completion does not take place on the Completion Date because a party to this Agreement fails to comply with any of its Material Obligations under this Clause 8 and Schedule 3 (Completion Arrangements) (the “Defaulting Party”): (a) if the Defaulting Party is the Buyer, the Sellers’ Representatives (on behalf of all of the Sellers); or (b) if the Defaulting Party is a Seller, the Buyer, (the “Non-Defaulting Party”) may by written notice to the others elect to:

8.3.1	proceed to Completion to the extent reasonably practicable (which will not affect or limit any of the Non-Defaulting Party’s rights under this Agreement);

8.3.2	defer Completion one or more times in relation to all of the Shares to such date as the Non-Defaulting Party may specify in writing, being a date not later than the Long Stop Date (and so that the provisions of Clause 8 shall apply to Completion deferred pursuant to this Clause 8.3.2); and

8.3.3	subject to Completion having first been deferred for a period of at least 10 Business Days under Clause 8.3.2 from the first such deferral, and the Non-Defaulting Party having complied with all of its Material Obligations (or being, subject to the other party having complied with its obligations, ready, able, and willing to comply with its Material Obligations), terminate this Agreement (whether or not such failure by the Defaulting Party amounts to a repudiatory breach), without prejudice to any other remedies or accrued rights that it may have against the Defaulting Party, following which the provisions of this Agreement shall cease to have effect, other than Clauses 1 (Definitions and Interpretation), 5 (Conditions), this Clause 8 (Completion), 12 (Announcements), 13 (Confidentiality), 18 (Costs and Expenses), 19 (Notices), 21 (Entire Agreement), 24 (Remedies) and 28 (Governing Law and Jurisdiction).

8.4	For the purposes of Clause 8.3, the “Material Obligations”:

8.4.1	of the Sellers shall be the obligations set out in paragraphs 1(a), 1(b), 1(c), 1(d), 1(e) in respect of the Company only, 1(f), 1(g), 1(h), 1(i) and 1(j) of Part A of Schedule 3; and

8.4.2	of the Buyer shall be the obligations set out in paragraphs 1, 2, 3 and 4 of Part B of Schedule 3.

9.	WARRANTIES AND UNDERTAKINGS

9.1	Sellers’ Warranties

Each Seller severally warrants to the Buyer that, as at the date of this Agreement, save as Disclosed in: (a) paragraphs 1 to 8 of section 1.1 of the specific disclosures included in the Disclosure Letter; (b) section 21.15 of the specific disclosures included in the Disclosure Letter; and (c) for the purposes of the warranty in Clause 9.1.7, Part C of Schedule 4 to the Management Deed, and as at Completion, save, for the purposes of the warranties in Clauses 9.1.4 and 9.1.7, as Disclosed in paragraphs 5 to 7 of section 1.1 of the specific disclosures included in the Disclosure Letter:

9.1.1	he/she/it is the sole legal and beneficial owner and is entitled to sell and transfer the full legal and beneficial ownership of the Shares set out opposite his/her/its name in column 2 of Schedule 1 and otherwise on the terms set out in this Agreement;

9.1.2	the Shares constitute all of the issued and allotted shares in the capital of the Company;

9.1.3	the Shares have been properly allotted and issued and are fully paid up or credited as fully paid up and free from any Encumbrances;

9.1.4	there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of a Material Group Company (including an option or right of pre emption or conversion);

9.1.5	each Material Group Company has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation;

9.1.6	the particulars of the issued share capital and the identity of the shareholders relating to each Material Group Company set out in schedule 4 of the Management Deed are true and accurate;

9.1.7	the Company or a (direct or indirect) wholly-owned subsidiary of the Company is the sole legal and beneficial owner of the whole of the allotted and issued share capital of each of the Material Group Companies (other than the Company), in each case free from any Encumbrance (save for any Encumbrances which will be released on or prior to Completion);

9.1.8	each of the issued shares of the Material Group Companies has been properly allotted and issued and is fully paid up or credited as fully paid up;

9.1.9	he/she/it has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents which are to be entered into by him/her/it pursuant to or otherwise in connection with this Agreement;

9.1.10	this Agreement and each of the Transaction Documents which are to be entered into by the relevant Seller will, when executed, constitute valid and legally binding obligations of such Seller, enforceable in accordance with their respective terms;

9.1.11	save as set out in this Agreement, the entry into, and the implementation of the transactions contemplated by, this Agreement and each of the Transaction Documents by the relevant Seller will not result in:

(a)	in the case of an Investor Seller, a violation or breach of any provision of its memorandum and articles of association or equivalent constitutional documents; or

(b)	a breach of, or give rise to a default under, any contract or other instrument to which he/she/it is a party or by which he/she/it is bound; and

(c)	a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to him/her/it or any of his/her/its assets; and

9.1.12	no Seller or their respective Connected Persons is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Regulatory Authority in connection with the transactions contemplated under this Agreement, except (i) any approvals specified in Clause 5, (ii) the notice specified in paragraph 2(d) of Part A to Schedule 4, and (iii) the Bright HSR Filing.

9.2	Buyer’s Warranties

The Buyer warrants to each of the Sellers that as at the date of this Agreement and as at Completion:

9.2.1	it is a company duly incorporated under the laws of England and Wales;

9.2.2	it has the full power and authority to enter into and perform, and has taken all necessary corporate actions to authorise the execution and performance of, its obligations under this Agreement and any other Transaction Document to which it is a party;

9.2.3	this Agreement constitutes, and the other Transaction Documents executed or to be executed by the Buyer will, when executed, constitute valid and binding obligations of the Buyer enforceable in accordance with their respective terms;

9.2.4	the execution, delivery and performance of this Agreement and each Transaction Document will not:

(a)	conflict with or result in a breach of any provision of the constitutional documents of the Buyer;

(b)	conflict with, breach or constitute a default under any agreement or arrangement to which it is a party or by which it is bound; or

(c)	conflict with or result in a breach of any applicable laws or regulations, or any orders, judgments or decrees of any court, governmental agency or regulatory body;

9.2.5	none of the Buyer’s Group Companies is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Regulatory Authority in connection with the transactions contemplated under this Agreement, except any approvals specified in Clause 5 and filings required to be made under the Securities Exchange Act of 1934 and/or the rules of the New York Stock Exchange;

9.2.6	the Buyer has, and at Completion will have, the necessary cash resources immediately available to it on an unconditional basis, either held on deposit or available pursuant to unconditioned debt facilities, to meet its obligations under this Agreement when required pursuant to the terms of this Agreement;

9.2.7	none of the Buyer’s Group Companies is a party to any contract or agreement, or has made or entered into any arrangements or other understandings (whether or not binding), with any Group Company or any of its directors, officers or employees, except as expressly authorized by the Company; and

9.2.8	the Buyer is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to the Buyer.

9.3	Additional Undertakings

Each Seller and the Buyer undertake to each other for itself and for each of that person’s Connected Persons that except (a) as expressly provided for in any Transaction Document or (b) in the case of fraud, it has no rights against and may not make any claim against any employee, director, agent, officer or (except to the extent such adviser has entered into a reliance letter with it) adviser of another party or any of that other party’s Connected Persons on whom it may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document, and each and every such person shall be entitled to enforce this Clause 9.3 under the Contracts (Rights of Third Parties) Act 1999.

9.4	Due Diligence Investigation

The Buyer acknowledges and agrees that:

9.4.1	it has performed, with the assistance of professional advisers, a due diligence investigation with respect to the Shares, the Group Companies and the Group’s business (the “Due Diligence Investigation”);

9.4.2	the Due Diligence Investigation, together with the warranties in this Agreement and the Management Deed, formed the basis on which the Buyer has decided to enter into this Agreement on the terms set out herein;

9.4.3	for the purposes of the Due Diligence Investigation, the Buyer has had (and its advisors have had) opportunity to review any and all information made available to the Buyer and its advisors, by having had, among other things:

(a)	access to the Confidential Management Presentations, the Due Diligence Reports, and the Data Room;

(b)	the opportunity to submit questions and to receive answers from the Sellers; and

(c)	access to senior management of the Company (including management presentations, interviews and site visits).

9.5	Buyer Guarantee

9.5.1	The Guarantor unconditionally and irrevocably guarantees to the Sellers the due and punctual performance and observance by the Buyer of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement, the Management Deed and the Tax Deed (the “Buyer’s Guaranteed Obligations”); and agrees that if any Buyer’s Guaranteed Obligation is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify the Sellers immediately on demand against all Losses which the Sellers suffer through or arising from any act or omission that would be a breach by the Buyer of the Buyer’s Guaranteed Obligations if the relevant Buyer’s Guaranteed Obligations were not unenforceable, invalid or illegal, to the extent of any limit on the liability of the Buyer in this Agreement, the Management Deed or the Tax Deed.

9.5.2	If and whenever the Buyer defaults for any reason whatsoever in the performance of any of the Buyer’s Guaranteed Obligations, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Buyer’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement, the Management Deed or the Tax Deed and so that the same benefits shall be conferred on the Sellers as they would have received if the Buyer’s Guaranteed Obligations had been duly performed and satisfied by the Buyer.

9.5.3	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Buyer’s Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers may now or hereafter have or hold for the performance and observance of the Buyer’s Guaranteed Obligations.

9.5.4	As a separate and independent stipulation the Guarantor agrees that any of the Buyer’s Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Buyer by reason of any legal limitation, disability or incapacity on or of the Buyer or the dissolution, amalgamation or reconstruction of the Buyer or any other fact or circumstances (other than any limitation imposed by this Agreement, the Management Deed or the Tax Deed) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

9.5.5	The liability of the Guarantor under this Clause 9.5 shall not be affected, impaired, reduced or released by:

(a)	any variation of the Buyer’s Guaranteed Obligations;

(b)	any forbearance, neglect or delay in seeking performance of the Buyer’s Guaranteed Obligations or any granting of time for such performance;

(c)	the illegality, invalidity, unenforceability of, or any defect in, any provision of this Agreement, the Management Deed or the Tax Deed or the Buyer’s obligations under any of them;

(d)	any insolvency or similar proceeding; or

(e)	any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

9.6	Guarantor’s Warranties

The Guarantor warrants to each of the Sellers that as at the date of this Agreement and as at Completion:

9.6.1	it is a company duly incorporated under the laws of the State of Missouri;

9.6.2	it has the full power and authority to enter into and perform, and has taken all necessary corporate actions to authorise the execution and performance of, its obligations under this Agreement and any other Transaction Document to which it is a party;

9.6.3	this Agreement constitutes, and the other Transaction Documents executed or to be executed by the Guarantor will, when executed, constitute valid and binding obligations of the Guarantor enforceable in accordance with their respective terms;

9.6.4	the execution, delivery and performance of this Agreement and each Transaction Document will not:

(a)	conflict with or result in a breach of any provision of the constitutional documents of the Guarantor;

(b)	conflict with, breach or constitute a default under any agreement or arrangement to which it is a party or by which it is bound; or

(c)	conflict with or result in a breach of any applicable laws or regulations, or any orders, judgments or decrees of any court, governmental agency or regulatory body; and

9.6.5	the Guarantor is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to the Guarantor.

10.	LIMITATIONS OF LIABILITY

10.1	Limitation on Quantum

10.1.1	The aggregate liability of any:

(a)	Investor Seller in respect of all and any Seller Claims; and

(b)	Management Seller in respect of all and any: (i) Seller Claims; (ii) Management Deed Claims; (iii) Tax Deed Claims; and (iv) Locked Box Claims under Clause 4.2.2 (other than any Leakage which is actually received by a particular Management Seller or its Connected Persons (in which case solely such Management Seller shall be responsible in respect of such Leakage without limit)), shall be limited to, and shall in no event exceed, an amount equal to the Consideration actually received by that Seller pursuant to this Agreement.

10.1.2	The aggregate liability of the Sellers in respect of all and any Seller Claims relating to:

(a)	Clause 6.1 shall be limited to, and shall in no event exceed, £75,000,000; and

(b)	Clause 11.6 shall be limited to, and shall in no event exceed, £75,000,000.

10.1.3	The Sellers shall not be liable in respect of any Seller Claims pursuant to Clause 6.1 unless and until:

(a)	the amount of any such Seller Claim pursuant to Clause 6.1 (or series of Seller Claims arising from substantially the same facts or circumstances) exceeds £100,000; and

(b)	the aggregate amount of:

(i)	all Seller Claims pursuant to Clause 6.1 for which the Sellers are liable (excluding any amounts in respect of a Seller Claim for which the Sellers have no liability as a result of Clause 10.1.3(a) above); and

(ii)	all Warranty Claims for which the Warrantors (each as defined in the Management Deed) are liable pursuant to the Management Deed, or would be liable but for paragraphs 1.1 and 1.2(b) of schedule 3 to the Management Deed, exceeds £10,000,000, in which case the liability of the Sellers shall be equal to the entire amount of the liability and not merely the excess.

10.1.4	For the purposes of the limits in this Clause 10.1, the liability of a Seller shall be deemed to include the amount of all costs, expenses and other liabilities (together with any VAT thereon) incurred or payable by that Seller in connection with the satisfaction, settlement or determination of any claim, proceeding, suit or action.

10.1.5

The Sellers shall not be liable for any breach of the Sellers’ warranties in Clause 9.1 if and to the extent the Buyer is aware at the date of this Agreement of both (a) the facts, matters and/or circumstances which give rise to such Seller Claim with sufficient detail to allow a reasonable purchaser to identify the scope of the matter and the extent of the claim; and (b) that those facts, matters and/or circumstances are reasonably likely to give rise to a Seller Claim. For the purposes of this confirmation, the Buyer’s awareness shall be interpreted to mean the actual awareness of Robert V. Vitale, Jeff A. Zadoks and Diedre J. Gray.

10.2	Time Limits for bringing Seller Claims and Notification

10.2.1	No Seller shall be liable in respect of any Seller Claim unless written notice of such Seller Claim is given by the Buyer to that Seller and the Sellers’ Representatives on or before the date falling, in respect of a Seller Claim relating to:

(a)	Clause 6.1, 6 months; and

(b)	any other provision of this Agreement, two years,

after (and excluding) the date of Completion, specifying, in such reasonable detail, the legal and factual basis of the Seller Claim, the evidence on which the Buyer relies and, if reasonably practicable, the amount likely to be claimed.

10.2.2	Where a breach giving rise to a Seller Claim is capable of remedy, the Buyer shall not be entitled to make any claim (whether for damages or otherwise) in respect of such breach to the extent that the breach (and any Losses of any Group Company and/or the Buyer arising from such breach) is remedied within 60 days after notice of the Seller Claim is given under Clause 10.2.1.

10.2.3	If notice of any Seller Claim is served by the Buyer under Clause 10.2.1, no Seller shall be liable in respect of such Seller Claim (if such Seller Claim has not been satisfied or settled) unless legal proceedings in respect of such Seller Claim are both issued and served within six months after (and excluding) the date on which notice is served and, if such condition is not satisfied, such Seller Claim shall be deemed to have been irrevocably withdrawn and waived by the Buyer.

10.3	Double Recovery and Compensation

10.3.1	The Buyer agrees that neither it nor any other Buyer’s Group Company shall be entitled to recover damages or otherwise claim reimbursement or restitution for any Seller Claim to the extent that (i) the Buyer or any other Buyer’s Group Company has already received or been otherwise reimbursed in respect of the same losses; or (ii) the subject of the Seller Claim has been or is made good in each case without any cost to any of the Buyer’s Group Company.

10.3.2	The Buyer agrees that no Seller shall be liable in respect of any Seller Claim to the extent of any corresponding savings by or net quantifiable financial benefit to any member of the Buyer’s Group arising from losses or the facts giving rise to such losses (for example where the amount (if any) by which any Tax for which any member of the Buyer’s Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).

10.4	Buyer Actions

10.4.1	Subject to Clause 10.4.2:

(a)	no Seller shall be liable in respect of any Seller Claim to the extent that the Seller Claim arises, or is increased, as a result of any matter or thing done, or omitted to be done by it, pursuant to and in compliance with this Agreement; and

(b)	nothing in this Agreement or any other Transaction Document is to be construed as relieving the Buyer from any duty it may have to mitigate any loss or damage.

10.4.2	Clause 10.4.1 shall not apply to any Seller Claim under Clause 11.6 of this Agreement.

10.5	Indirect and consequential losses

No party shall be liable for any indirect or consequential losses or any loss of profit, turnover, business, goodwill or reputation, or any damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees or any costs in relation to such indirect or consequential losses or damages which may be suffered or incurred by another party to this Agreement (or their Connected Persons) or which arise directly or indirectly in connection with any claim against a party to this Agreement or the Group Companies by any third party.

10.6	Recovery from third parties

10.6.1	If a Seller has paid an amount in discharge of any Seller Claim, and the Buyer or any Group Company recovers from a third party a sum that indemnifies or compensates the Buyer or Group Company (in whole or in part) for the losses which are the subject matter of such Seller Claim, the Buyer shall, or shall cause the relevant Group Company to, pay to the relevant Seller as soon as practicable after receipt of such sum an amount equal to:

(a)	the sum recovered from the third party less (i) any costs and expenses incurred in obtaining such recovery and (ii) any Taxation attributable to the recovery after taking account of any Relief available in respect of any matter giving rise to the Seller Claim; or

(b)	if less, the amount previously paid by the Seller or Sellers to the Buyer less any Taxation attributable to it.

10.6.2	Where any amounts recovered and to be paid by the Buyer pursuant to this Clause 10.6 are in respect of multiple Seller Claims, such amount shall be allocated between the relevant Sellers pro rata in proportion to the amounts previously paid by them to the Buyer in discharge of such Seller Claims. The Buyer shall not be concerned with the apportionment between the Sellers of any amounts paid pursuant to this Clause 10.6.

10.7	Confidential Management Presentations

The Buyer acknowledges that the Confidential Management Presentations were provided to it on the basis that none of the Sellers nor any of their advisers makes any representation or warranty as to the accuracy or completeness of such information or accepts any duty of care to the Buyer in respect of the provision of such information.

10.8	Fraud

None of the limitations contained in this Clause 10 shall apply to any Seller Claim that arises or is increased, or is delayed, as a result of fraud.

11.	POST-COMPLETION ARRANGEMENTS

11.1	The Buyer:

11.1.1	acknowledges that the Sellers may need access, from time to time, after Completion to the Books and Records of the Group Companies, to the extent such Books and Records relate to events occurring prior to Completion; and

11.1.2	agrees that it shall, and shall procure that each Group Company shall, for a period of seven years following Completion (or until the expiry of such longer period as is required by law or such shorter period as the Sellers agree that such retention and maintenance is no longer required) properly retain and maintain such Books and Records.

11.2	The Buyer undertakes to procure that for a period of seven years following Completion, each Investor Seller, and their respective duly authorised agents (including, without limitation, the Investor Sellers’ accountants and other professional advisors), are afforded such reasonable access (upon reasonable notice, during normal business hours and subject to appropriate confidentiality undertakings) at the relevant Investor Seller’s cost to the Books and Records and other financial information of each Group Company as it or they (and/or any other member of the same group of companies as the relevant Investor Seller and/or any person who directly or indirectly has an interest in the relevant Investor Seller) may reasonably require:

11.2.1	to enable the relevant Investor Seller to prepare their respective statutory or management accounts; or

11.2.2	for any other accounting or taxation purpose required by applicable law or court of competent jurisdiction, recognised stock exchange, or regulatory authority to whose rules the relevant Seller (or, as the case may be, other member of the same group of companies as the relevant Investor Seller and/or any person who directly or indirectly has an interest in the relevant Investor Seller) is subject; or

11.2.3	to enable the relevant Seller to respond to or make any third party claims.

11.3	A directors and officers run-off insurance policy shall be placed by the Group upon Completion, providing a minimum of six years coverage from the Completion Date in respect of any person who was a director or officer of any Group Company, whether appointed by the Investor Sellers or not, at any time during the five year period prior to the date of this Agreement, in amounts which are not less than, and otherwise on terms which are no less favourable to the directors and officers insurance cover maintained by the Group immediately before Completion. The Buyer shall on request provide any such directors or officers with a copy of the insurance terms and conditions and proof of the premium payment. The Buyer undertakes that it shall not take or omit to take (and shall procure that each Buyer’s Group Company shall not take or omit to take) any action which it is aware will have the effect of invalidating such insurance policy.

11.4	The current directors of the Group have the benefit of an indemnity which is a qualifying third party indemnity provision as defined by Section 234 of the Act. The Buyer undertakes that it shall not take or omit to take (and shall procure that each Buyer’s Group Company shall not take or omit to take) any action to terminate, limit or otherwise amend such indemnity.

11.5	If the Kenya Reorganisation is implemented, the Buyer undertakes to exercise all of its control rights with respect to the Group following Completion to procure that Weetabix Limited complies with its obligations pursuant to the transactions contemplated by the Kenya Reorganisation.

11.6	The Sellers shall, in their respective Relevant Proportions, indemnify and hold harmless the Buyer fully on demand in respect of, and undertake to pay the Buyer an amount by which the aggregate of the following amounts:

11.6.1	any Tax Liability incurred, suffered or sustained by any member of the Group or the Buyer or asserted against any of them, in each case arising as a result of the implementation of the Kenya Reorganisation;

11.6.2	all legal, accounting and other advisors’ costs incurred by any member of the Group arising as a result of the preparation for, and the structuring, and implementation of, the Kenya Reorganisation; and

11.6.3	any legal, accounting and other advisors’ costs or implementation fee Weetabix Limited is required to bear by other shareholders of Weetabix East Africa Limited in connection with the preparation for, and the structuring, and implementation of, the Kenya Reorganisation, in each case reduced to take account of recoverable VAT thereon and by any Relief available to any Group Company in respect thereof (together, the “Kenya Reorganisation Costs”), exceeds the Estimated Kenya Costs, in each case, to the extent that such Kenya Reorganisation Costs would not have been incurred if the Kenya Reorganisation had not taken place and, for the avoidance of doubt, not including (a) any costs or fees incurred in respect of the satisfaction of the CAK Condition or any other obligations under Clause 5 (or clause 5 of the transfer agreement entered into pursuant to Step 3 of the Kenya Reorganisation); and (b) any Tax Liability, legal, accounting or other advisers’ costs or any fees which would have been incurred as a result of the Transaction if the CAK Condition had been satisfied prior to Completion.

11.7	The Buyer shall procure that all reasonable steps are taken and all reasonable assistance is given to the Sellers to avoid or mitigate any Kenya Reorganisation Costs.

11.8	Any actual or potential claim under Clause 11.6.1 shall be dealt with in accordance with the provisions of clauses 6.1 to 6.5 of the Tax Deed, the provisions whereof shall apply mutatis mutandis.

11.9	To the extent that any payments are required to be made under Clause 11.6.1, clause 4 of the Tax Deed shall apply mutatis mutandis to such payments.

11.10	Where the Estimated Kenya Costs included in the Updated Indebtedness Schedule and deducted from the Consideration pursuant to Clause 3.1.8 is greater than the actual amount of the Kenya Reorganisation Costs, the Buyer shall within 20 Business Days of completion of the Kenya Reorganisation (including the transfer of Weetabix East Africa Limited back into the Group) provide the Sellers’ Representatives with a certificate setting out the Buyer’s reasonable and good faith calculation of the Kenya Reorganisation Costs and shall, within 10 Business Days of the later of: (a) the date of such certificate, and (b) the date on which the Investor Sellers confirm the bank account details, pay the amount of the excess of the Estimated Kenya Costs over the Kenya Reorganisation Costs by a wire transfer in clear funds to a bank account nominated by the Investor Sellers (the “Nominated Account”). Any amounts received into the Nominated Account shall promptly be paid to the order of each Seller in his/her/its Relevant Proportion as an adjustment to the Consideration received by each such Seller.

12.	ANNOUNCEMENTS

12.1	Subject to Clause 12.2 and save in respect of the Announcement to be made on or around the date hereof, no party shall at any time make any announcement or statement (nor permit any person connected with it to make any announcement or statement) concerning the terms of the sale or purchase of the Shares or the existence or provisions of this Agreement or any other Transaction Document or any ancillary matter without the prior written approval of the Sellers’ Representatives and the Buyer (such approval not to be unreasonably withheld or delayed).

12.2	Clause 12.1 shall not apply if and to the extent that an announcement is required:

12.2.1	by law; or

12.2.2	by any Regulatory Authority or securities exchange to which the relevant party (or person connected with it) is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law; or

12.2.3	the information in the proposed announcement is already in the public domain (other than through a breach of this Clause 12 by a party seeking to rely on this Clause 12.2.3),

in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the Sellers’ Representatives and the Buyer before making such announcement and provided that any such announcement shall be made only after notice to the Sellers’ Representatives and the Buyer, provided further, that, after Completion, the Buyer or its direct or indirect parent corporation shall not be required to give notice to or obtain the agreement of the Sellers’ Representatives or any Seller with respect to any announcement, disclosure or filing by any of them pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the applicable rules of the New York Stock Exchange, save that the Sellers acknowledge that it is not reasonable or practicable to notify or agree the contents of any responses to questions in investor calls or presentations. The Sellers acknowledge that the Buyer or its direct or indirect parent corporation shall file a copy of this Agreement in connection with the current report on SEC Form 8-K disclosing the Buyer’s entry into this Agreement, after having provided the Sellers with a draft report and the opportunity to provide comments in advance of such filing.

12.3	The restrictions contained in this Clause 12 shall continue to apply after Completion or termination of this Agreement without limit in time.

13.	CONFIDENTIALITY

13.1	The Confidentiality Agreement shall terminate on Completion (without prejudice to any rights, liabilities or obligations that have accrued prior to termination).

13.2	Each Seller severally undertakes (in respect of himself/herself/itself only) to the Buyer, and the Buyer undertakes to each Seller, that at all times after the date of this Agreement it shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this Agreement or any other Transaction Document which relates to:

13.2.1	any other party or its Connected Persons including, where such other party is an Investor Seller, any entity which manages and/or advises the same and where that party is the Buyer, the Buyer’s Group;

13.2.2	the provisions or the subject matter of any Transaction Document and any claim or potential claim in respect of any such document; or

13.2.3	the negotiations relating to this Agreement or any other Transaction Document.

13.3	Each Seller severally undertakes (in respect of himself/herself/itself only) to the Buyer that with effect from Completion it shall treat as strictly confidential and not disclose or use any confidential information about a Group Company and/or its business.

13.4	Clauses 13.2 and 13.3 shall not prohibit disclosure or use of any information by any party if and to the extent:

13.4.1	the disclosure or use is required by law or for the purpose of any judicial, arbitral or analogous proceedings;

13.4.2	the disclosure or use is required by any securities exchange or Regulatory Authority to which any party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

13.4.3	the disclosure or use is required to vest the full benefit of this Agreement in any party;

13.4.4	the disclosure is made to any member of its group provided such member agrees to keep the same strictly confidential;

13.4.5	the disclosure is made by any Investor Seller to its direct or indirect investors (including any shareholder and/or partner and those persons whom such Investor Seller reasonably believes are likely to become a direct or indirect investor) together with their and their investors’ directors, officers, advisors or agents provided that such information is disclosed on a strictly confidential basis;

13.4.6	the disclosure is made to professional advisers and/or auditors of any party on a need to know and strictly confidential basis;

13.4.7	the information has come into the public domain through no fault of that party or any person to whom such party disclosed such confidential information; or

13.4.8	the other party has given prior written approval to the disclosure or use (such consent not to be unreasonably withheld or delayed),

provided that prior to disclosure or use of any information pursuant to Clause 13.4.1 or 13.4.2, the party concerned shall promptly notify or procure the notification of the other parties of such requirement with a view to providing (if reasonably practicable to do so) the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use, provided further, that, after Completion, the Buyer or its direct or indirect parent corporation shall not be required to give notice to or obtain the agreement of the Sellers’ Representatives or any Seller with respect to any announcement, disclosure or filing by any of them pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the applicable rules of the New York Stock Exchange.

14.	MANAGEMENT SELLERS’ REPRESENTATIVE

14.1	Management Sellers’ Representative

14.1.1	Each of the Management Sellers hereby irrevocably appoints the Management Sellers’ Representative as the sole representative of such Management Seller to act on his or her behalf for all purposes under this Agreement and the Transaction Documents, including for the purposes of:

(a)	accepting and giving notices on behalf of such Management Seller under this Agreement in accordance with Clause 19 or under any other Transaction Document;

(b)	delivering payment instructions to the Buyer in connection with the payment of the Consideration;

(c)	granting any consent or approval on behalf of such Management Seller under this Agreement or any other Transaction Document;

(d)	signing on behalf of such Management Seller any variation to this Agreement in accordance with Clause 22 or to any other Transaction Document as may be permitted under such other Transaction Document;

(e)	taking any and all actions that may be necessary or desirable, as determined by the Management Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Transaction; and

(f)	generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by the Management Sellers or the Management Sellers’ Representative on behalf of the Management Sellers.

14.1.2	Each Management Seller hereby irrevocably (by way of security for the performance of its obligations under this Agreement) appoints the Management Sellers’ Representative as its attorney with full authority on its behalf and in the Management Seller’s name or otherwise to do all acts and to execute and deliver such documents or deeds as required by law or as may, in the reasonable opinion of the Management Sellers’ Representative, be required to give effect to the matters described in this Agreement. The Management Sellers’ Representative may appoint one or more persons to act as substitute or substitutes in its place for all or any of the purposes referred to in this Clause 14.1.2 and may revoke any appointment at any time. The Buyer shall be entitled to rely on, and shall not be under any duty to enquire as to the validity of (including as to whether such authority may have been revoked), the apparent authority of any person to whom the Management Sellers’ Representative may have delegated his authority as Management Sellers’ Representative.

14.1.3	The Buyer and each Management Seller acknowledge that in exercising the powers and authorities conferred by this Clause 14 and/or the Transaction Documents upon the Management Sellers’ Representative, the Management Sellers’ Representative shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Management Seller, and each Management Seller and the Buyer agrees that the Management Sellers’ Representative shall have no liability whatsoever to the Buyer or any Seller in relation to the exercise of those powers and authorities, save to a Seller in the case of fraud or bad faith.

14.1.4	Notwithstanding Clause 14.1.3, the Buyer shall be entitled to rely on the exercise of the powers and authorities conferred on the Management Sellers’ Representative as if the relevant Management Seller is exercising such powers and authorities.

14.1.5	The provisions of this Clause 14 are intended to be for the express benefit of, and will be enforceable by, the Management Sellers’ Representative in each case as a third party beneficiary in accordance with Clause 25.

14.1.6	A majority of 75% of the Management Sellers may remove the Management Sellers’ Representative and appoint a substitute by notice in writing to the Buyer. The provisions of this Clause 14 shall apply mutatis mutandis in respect of any persons so appointed.

14.2	Sellers’ Representatives to act jointly

Where any notice, consent or agreement is expressed under this Agreement as being given by the “Sellers’ Representatives”, such notice, consent or agreement shall only be valid if given jointly by all of the Sellers’ Representatives (directly or by a duly authorised attorney) (to the extent there is more than one). In the event of any inconsistency, no notice, consent or agreement will be deemed to have been given.

15.	FURTHER ASSURANCE

Each Seller shall insofar as it/he/she is able to do so after Completion and at the cost and expense of the Buyer, execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably consider necessary for the purpose of vesting the Shares in the Buyer in accordance with the terms of this Agreement.

16.	EFFECT OF COMPLETION

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

17.	ASSIGNMENT

17.1	Subject to Clause 17.2 below, no party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

17.2	The Buyer may assign its benefits under this Agreement to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Buyer of the acquisition of the Shares provided that the assignee of such rights shall not be entitled to further assign them other than by way of enforcement of such security.

17.3	Without prejudice to the provisions of Clause 17.2 above, the parties hereby agree that where the Buyer assigns its benefits under this Agreement (whether in whole or in part) to any other person, the rights of the Sellers under this Agreement shall be no less than such rights would have been had the assignment not occurred and the obligations or liabilities of the Sellers (including in respect of Tax) shall be no greater than such obligations or liabilities would have been had the assignment not occurred.

18.	COSTS AND EXPENSES

18.1	Except for any Permitted Leakage and the Disclosed Seller Transaction Costs and where this Agreement expressly provides otherwise, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement (and the documents referred to herein) or otherwise incurred in relation to it with a view to the sale and purchase hereunder.

18.2	Save as otherwise provided, the Buyer shall bear the cost of all stamp duty or other documentary transfer or transaction duties including in each case any related interest or penalties arising as a result of the transactions contemplated by this Agreement. The Buyer shall be responsible for arranging the payment of such stamp duty or other documentary transfer or transaction duties.

18.3	Each Seller agrees that the Sellers’ Representatives are authorised to (a) deduct from the amounts to be paid pursuant to Clauses 3.1 and 3.2 an amount equal to each Seller’s share (pro rata to the number of Shares to be sold by it pursuant to this Agreement) of any Seller Transaction Costs (save to the extent that the same have been deducted from the Consideration pursuant to Clause 3.1.9) and any other professional fees or expenses paid, incurred or owing directly in connection with the Transaction by the Sellers and (b) allocate the amounts so deducted to the relevant Sellers.

19.	NOTICES

19.1	Form of Notice

Any notice or other communication to be given or made under or in connection with this Agreement (each a “Notice”) must be given in writing to the party due to receive such Notice and must be signed by or on behalf of the person giving it.

19.2	Method of Service

A Notice must be served in one of the following ways:

19.2.1	by hand – by hand to the relevant address specified in Clause 19.5; or

19.2.2	by post – by prepaid first-class post to the relevant address specified in Clause 19.5; or

19.2.3	by airmail – by prepaid international airmail to the relevant address specified in Clause 19.5; or

19.2.4	by fax – by fax to the relevant fax number specified in Clause 19.5.

19.3	Deemed Delivery

Unless there is evidence that it was received earlier, a Notice is deemed given, as follows:

19.3.1	by hand – upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

19.3.2	by post – at the start of the second Business Day after the date of posting; or

19.3.3	by airmail – at the start of the fourth Business Day after posting; or

19.3.4	by fax – upon receipt by the sender of a transmission report (or other appropriate evidence) that the fax has been transmitted to the addressee.

19.4	In Clause 19.3, “during a Business Day” means any time between 9.30am and 5.30pm on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

19.5	Address for Service

For the purposes of this Clause 19, the authorised address and fax number of:

19.5.1	each of the Sellers’ Representatives is:

(a)	Barnes (BVI) Limited

C/O Vistra Corporate Services (BVI) Limited

Offshore Incorporations Centre

P.O. Box 4714

Road Town

Tortola

British Virgin Islands

Fax number: +65 6593 3711

For the attention of: Caroline Baker

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

60 Ludgate Hill

London

EC4M 7AW

United Kingdom

Fax number: +44 20 3201 1501

For the attention of: Will Rosen

and

Ropes & Gray LLP

41st Floor

One Exchange Square

8 Connaught Place

Central Hong Kong

Fax number: +852 3664 6588

For the attention of: Peng Yu

(b)	Bright Food Europe Limited

C/O Hackwood Secretaries Limited

One Silk Street

London

EC2Y 8HQ, United Kingdom

with a copy (which shall not constitute notice) to:

Linklaters LLP Shanghai Office

29th Floor

Mirae Asset Tower

166 Lu Jia Zui Ring Road

Shanghai

200120 China

Fax number: +86 21 2891 1818

For the attention of: Richard Gu

and

Linklaters LLP

One Silk Street

London

EC2Y 8HQ, United Kingdom

Fax number: +44 207 456 2222

For the attention of: Carlton Evans

(c)	the Management Sellers’ Representative:

Giles Michael Turrell

39 Albury Road

Walton on Thames

Surrey

KT12 5DT

with a copy (which shall not constitute notice) to:

Mills & Reeve LLP

Botanic House, 100 Hills Road

Cambridge

CB2 1PH

United Kingdom

Fax number: +44 1223 355848

For the attention of: Anthony McGurk

19.5.2	the Buyer and the Guarantor is:

Post Holdings, Inc.

2503 S. Hanley Road

St Louis, Missouri 63144

Fax number: +1 314 646 3367

For the attention of: Diedre J. Gray, SVP, General Counsel, Chief Administrative Officer and Secretary

with a copy (which shall not constitute notice) to:

Lewis Rice LLC

600 Washington Avenue

Suite 2500

St Louis, Missouri 63101

Fax: +1 314 621 7671

For the attention of: Tom W. Zook

and

Baker & McKenzie LLP

100 New Bridge Street

London

EC4V 6JA

United Kingdom

Fax number: +44 (0) 20 7919 1999

For the attention of: Charles Whitefoord

19.6	Change of Details

A party may change its address or fax number for service provided that it gives each other party to this Agreement not less than five Business Days’ prior notice in accordance with this Clause 19. Until the end of such notice period, service on either address shall remain effective.

20.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions in that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21.	ENTIRE AGREEMENT

21.1	This Agreement and the other Transaction Documents (and any documents referred to in any such documents, including the documents in the Agreed Form) constitute the entire agreement and understanding of the parties and supersedes and extinguishes any previous agreements, arrangements and understanding between, or Pre-Contractual Statements made or given by or on behalf of, the parties (whether written or oral) relating to the subject matter of this Agreement.

21.2	Each of the parties acknowledges and agrees that it does not rely, and has not relied, on or been induced to enter into this Agreement and/or the other Transaction Documents by any Pre-Contractual Statement that is not expressly repeated in this Agreement or in any of the other Transaction Documents.

21.3	The Buyer and the Sellers agree that neither the Buyer (in the case of the Sellers) nor any Seller (in the case of the Buyer) shall have any remedy or bring any action against the other party (whether in equity, contract or tort (including negligence), as the case may be), in relation to any Pre-Contractual Statements relating to the subject matter of this Agreement and/or any other Transaction Documents except to the extent expressly repeated in this Agreement and/or any other Transaction Document.

21.4	Nothing in this Clause 21 shall have the effect of limiting or restricting any liability arising as a result of fraud.

22.	VARIATION AND INCONSISTENCY

22.1	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

22.2	If there is any inconsistency between the provisions of this Agreement and those of any of the other Transaction Documents, then the provisions of this Agreement shall prevail.

23.	WAIVER

Any	waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

24.	REMEDIES

24.1	Except as otherwise expressly provided in this Agreement or expressly agreed by the parties in writing, no failure to exercise, nor any delay in exercising, on the part of any party, any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it.

24.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

24.3	No waiver of any right, power or remedy provided by law or under this Agreement shall take effect unless it is in writing and signed by authorised representatives of the party giving the waiver.

24.4	Save in the case of fraud or as set out in Clause 8.3 of this Agreement, the sole remedy for the Buyer for any breach of the warranties or any other breach of this Agreement or any other Transaction Document (whether through negligence or otherwise) shall be in action for damages and no breach of any of the warranties or any other breach of this Agreement or any other Transaction Document shall entitle the Buyer to rescind or terminate this Agreement or otherwise treat it as terminated and/or to recover damages in tort or for misrepresentation and the Buyer waives all and any rights of recession in respect of this Agreement it may have (howsoever arising or deemed to arise) other than any such rights in respect of fraud.

24.5	Except as otherwise provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers or remedies provided by law save that the parties may also rely on the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement and/or any other Transaction Document by any other parties.

25.	THIRD PARTIES

Except as expressly stated in this Agreement, a person who is not a party to this Agreement may not enforce or enjoy the benefit of any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding any term of this Agreement, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of this Agreement.

26.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each party on separate counterparts. Each counterpart is an original and all counterparts taken together shall constitute one and the same instrument. Delivery of a counterpart of this Agreement by email (including by attachment) or telecopy shall be an effective mode of delivery.

27.	NO SET-OFF

27.1	The Buyer waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Buyer might otherwise have in respect of any Seller Claim under or in relation to this Agreement or out of any payments which the Buyer may be obliged to make (or procure to be made) to the Sellers pursuant to this Agreement or otherwise.

27.2	Save as expressly provided in this Agreement, no Seller shall be liable to make any payment under this Agreement or any Transaction Document nor shall the Buyer exercise any right of set-off or counter-claim, deduction or retention against or otherwise withhold payment of any sums stated to be payable by the Buyer to any other party under this Agreement or under any of the Transaction Documents unless and until such liability has been agreed by either the relevant Seller or has been finally determined by an arbitral tribunal appointed in accordance with Clause 28.2 and, in relation to which, all rights of appeal have been exhausted or are debarred by the passage of time.

28.	GOVERNING LAW AND JURISDICTION

28.1	Governing Law

This Agreement, including Clause 28.2, and all matters arising from it (including all non-contractual obligations) are governed by English law.

28.2	Jurisdiction

Any and all disputes arising out of or in connection with this Agreement, including any dispute regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC Rules”) for the time being in force, which SIAC Rules are deemed to be incorporated by reference into this Clause 28.2.

The seat of the arbitration shall be Singapore. The number of arbitrators shall be three, of whom one arbitrator shall be nominated by the claimant(s) to the arbitration, one arbitrator shall be nominated by the respondent(s) to the arbitration, and one arbitrator (who shall act as chairperson) shall be appointed by the President of the Court of Arbitration of SIAC. The arbitration proceedings shall be conducted, and all written decisions or correspondences shall be, in English. Without limiting the discretion of the Tribunal, the parties record their desire that in principal the prevailing party or parties in the arbitration should be entitled to receive reimbursement of their reasonable expenses (including, without limitation, attorneys’ fees, experts’ fees, translation fees and the costs of the arbitration) incurred in connection therewith. The parties irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore to support and assist any arbitration commenced or contemplated pursuant to this Clause 28.2 or the enforcement of this Clause 28.2, including if necessary the grant of interlocutory relief.

SCHEDULE 1

SCHEDULE 2

THE COMPANY

Incorporated:	21 February 2007

Registered Number:	06120878

Registered Office:	Weetabix Mills Station Road, Burton Latimer, Kettering, Northants, NN15 5JR

Issued Share Capital:	£17,983,717.48

comprising:

10,834,831 A1 Ordinary Shares;

6,746,544 A2 Ordinary Shares;

388,571 B2 Ordinary Shares;

1,201,254 C Ordinary Shares;

175,794 D Ordinary Shares; and

100 Preference Shares

held as stated in the relevant parts of column 2 of Schedule 1.

Directors:	Guiyong Cui Lili Wang Richard Martin Mike Sursock Giles Turrell Tonghong Wu Bin Zhang Jianfu Zhao

Secretary:	Christopher Thomas

Auditors:	PricewaterhouseCoopers LLP

Accounting Reference Date:	31 December

Charges:	None

Nature of Business:	Activities of head offices (SIC code 70100)

SCHEDULE 3

COMPLETION ARRANGEMENTS

Part A: Sellers’ Obligations

1.	DELIVERY OBLIGATIONS

On or prior to Completion, the Sellers shall deliver (or cause to be delivered) to the Buyer or the Buyer’s Solicitors:

Share transfers, statutory books, etc.

(a)	duly executed transfers in respect of the Shares in favour of the Buyer (or as it may direct), together with the relevant share certificates (or indemnities in the Agreed Form for any lost certificates) and any power of attorney under which any transfer is executed on behalf of any Seller;

(b)	powers of attorney in the Agreed Form executed by each Seller in favour of the Buyer to enable the Buyer (pending registration of the relevant transfers) to exercise all voting and other rights attaching to the Shares held by it;

(c)	the statutory books of the Company (which shall be written up to, but not including, the Completion Date) and the common seal (if any) of the Company;

Resignations

(d)	a copy of the letters of resignation in the Agreed Form, executed by Guiyong Cui, Lili Wang, Mike Sursock, Tonghong Wu, Bin Zhang and Jianfu Zhao in respect of each Group Company of which they are directors;

Other documents

(e)	certified copies of the board minutes of each Group Company in respect of the board meetings held pursuant to paragraph 2 below;

(f)	the Related Party Termination Deed duly executed by the parties thereto;

(g)	the Management Services Agreement Termination Deeds duly executed by the parties thereto;

(h)	the Tax Deed duly executed by the Investor Sellers and Senior Manager Sellers;

(i)	subject to and conditional upon the Buyer complying with its obligations pursuant to paragraph 2 of Part B of this Schedule 3, the Deeds of Release executed by the parties thereto (and the Buyer agrees to co-operate with the Sellers to procure the delivery of such Deeds of Release);

(j)	the Updated Indebtedness Schedule; and

(k)	a copy (certified by the secretary of the relevant Investor Seller to be a true copy of a resolution in force at Completion) of the resolution of the directors of each of the Investor Sellers authorising the execution by such Investor Seller of each of the Transaction Documents to which it is a party.

2.	PROCUREMENT OBLIGATIONS

At Completion, the Investor Sellers agree with the Buyer to procure (and the Buyer agrees to co-operate with the Investor Sellers to procure) that at or prior to Completion a board meeting of each relevant Material Group Company (other than the Joint Venture Companies) will be duly convened and held at which (where relevant):

(a)	the transfers of the Shares pursuant to this Agreement shall be approved for registration (subject only to the transfers being duly stamped) and the issue of share certificates in respect thereof to the Buyer or its nominee(s) be approved;

(b)	such persons as the Buyer nominates shall be appointed directors, company secretary and auditors, of the relevant members of the Group so as to take effect upon Completion; and

(c)	the resignations of the present directors of each Group Company referred to in paragraph 1(d) above be tendered and accepted so as to take effect upon Completion.

3.	MANAGEMENT SELLERS’ LOANS

Immediately following Completion, each of the Management Sellers who has taken out a loan with any Group Company shall repay such loan together with any accrued but unpaid interest.

Part B: Buyer’s Obligations

On or prior to Completion, the Buyer shall:

1.	pay the Consideration (and, for these purposes, the matters set out as deductions from the Consideration in Clauses 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.7 and 3.1.9 shall be as specified in the Updated Indebtedness Schedule) less:

(a)	the Deposit (provided that the Deposit has been paid into the Deposit Escrow Account in accordance with Clause 5.9.1) which shall be released to the Sellers in accordance with Clause 5.9.3; and

(b)	any Disputed Amount which shall be paid in to the Deposit Escrow Account in accordance with Clause 4.10,

to the Sellers by electronic transfer of immediately available funds to the Ropes & Gray client account or such other UK account as the Sellers’ Representatives may direct;

2.	procure prepayment and cancellation by the relevant Group Companies of the Bank Repayment Amount and Prepayment Amount in accordance with the terms of the Existing Facility Agreements and provide the Sellers with written confirmation from each of the Facility Agents at Completion that the Bank Repayment Amount and Prepayment Amount has been so prepaid and cancelled;

3.	provide evidence in a form reasonably satisfactory to the Sellers’ Representatives of satisfaction of the HSR Condition and, if the Kenya Reorganisation has not been implemented, the CAK Condition;

4.	deliver to the Sellers’ Representatives the Tax Deed duly executed by the Buyer; and

5.	deliver to Ropes & Gray and Linklaters:

(a)	a copy (certified by the secretary of the Buyer to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Buyer authorising the execution by the Buyer of each of the Transaction Documents to which the Buyer is a party; and

(b)	a copy (certified by the secretary of the Guarantor to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Guarantor authorising the execution by the Guarantor of each of the Transaction Documents to which the Guarantor is a party.

SCHEDULE 4

PRE-COMPLETION UNDERTAKINGS

Part A

1.

(a)	carry on its business in the ordinary and usual course in all material respects in accordance with all applicable laws, regulations and other requirements having the force of law in the same manner in all material respects as it was operated prior to the date of this Agreement (including, for the avoidance of doubt, the payment of any Tax and the submission of any return or other document in connection with Tax which is required to be paid or submitted on or prior to Completion);

(b)	promptly give to the Buyer full details of any material change in its business, financial position and/or assets;

(c)	maintain in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms no less favourable to the Group than, those policies of insurance currently maintained by it and not do anything to permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable.

2.	In respect of the Company only:

(a)	provide such assistance as the Buyer may, on reasonable notice, reasonably request, including engaging PricewaterhouseCoopers LLP for such purpose, in order to permit the preparation of the SEC Unaudited Financials;

(b)	within 20 Business Days after the end of each calendar month, deliver to the Buyer monthly consolidated management accounts in respect of the Group prepared on a consistent basis with the Management Accounts;

(c)	provide such assistance as the Buyer may reasonably request to enable the Buyer to prepare proforma consolidated financial statements for the Buyer’s Group and the Group in a form which will be required by the Buyer to comply with its reporting obligations following Completion; and

(d)	on or before Completion, notify (or, where appropriate, procure that the relevant member of the Group notifies) the UK Pensions Regulator of any notifiable event in accordance with the requirements of section 69 of the Pensions Act 2004 and The Pensions Regulator (Notifiable Events) Regulations 2005 and provide a draft of any such notification reasonably in advance of its submission to the UK Pensions Regulator so as to permit the Buyer to provide comments on any such notification, which the Company shall consider in good faith; and

(e)	subject to Clause 5 with respect to obtaining consents or approvals of any Competition Authority, make any notifications required by any applicable laws to and, where applicable, carry out any necessary consultation with, labor unions, employees, appropriate employee representatives and UK pension trustees regarding the transaction contemplated by this Agreement.

3.	Not:

(a)	enter into any material leasing, hire purchase or other agreement or arrangement for payment on deferred terms other than in the ordinary course of business;

(b)	enter into, modify in any material respect, agree to terminate or assign any Material Contract (as defined in the Management Deed) or assume any material liability, in each case otherwise than in the ordinary and usual course of business;

(c)	effect any material change in the practices of ordering supplies and raw materials, shipping finished goods, invoicing customers or collecting debts from those practices adopted at the date of this Agreement;

(d)	grant, modify in any material respect, dispose of or terminate, or agree to grant, modify in any material respect, dispose of or terminate any rights or enter into any agreement (including any licence, franchise, assignment, lien, encumbrance, charge, agreement or arrangement) relating to any material Intellectual Property (other than in the ordinary course of trading) or otherwise knowingly permit any of its rights relating to any material Intellectual Property to lapse;

(e)	enter into any material agreement, arrangement, licence or sub-licence concerning any material software used by it, or make any material change to such software or do anything which could reasonably be expected to affect access to the source code of any third party software;

(f)	do any act or enter into any transaction or arrangement which is reasonably likely to result in any member of the Group being either resident for Tax purposes in a jurisdiction other than its country of incorporation or subject to Tax in such a jurisdiction;

(g)	amend, vary or withdraw an existing VAT registration or exercise an option to tax in respect of any Properties;

(h)	apply for, surrender or agree to any material variation to any material environmental permit;

(i)	appoint or employ, or make any offer of appointment or employment to, any new directors, employees or consultants at an annual salary or rate of remuneration in excess of £150,000 where the appointment of employment is in respect of an existing position or £100,000 in respect of any newly created position;

(j)	other than (i) those required by law and which are set out in the Disclosure Letter, and (ii) those made in the ordinary course, make, or announce any proposal to make, any change or addition (whether immediate, conditional or prospective) to any terms and conditions of or in respect of employment of its directors or Senior Employees (as defined in the Management Deed);

(k)	dismiss any of its directors, employees or consultants with an annual salary or remuneration in excess of £100,000 per annum or implement a termination of a group of twenty or more employees as part of a single process or fifty employees in total; or

(l)	agree, conditionally or otherwise, to do any of the foregoing.

Part B

1.	Not:

(a)	incur capital expenditure in excess of £29,000,000 in aggregate;

(b)	grant any credit or loans (other than credit given in the ordinary and usual course of business and advances made to employees against expenses incurred by them on behalf of any member of the Group in the ordinary and usual course of business and consistent with past practices);

(c)	enter into any guarantee, indemnity or surety in excess of £1,000,000 in respect of indebtedness for money borrowed;

(d)	acquire or dispose of any freehold or leasehold property or grant any material lease or third party right in respect of any of the Properties or in excess of £1,000,000;

(e)	make, or announce any proposal to make, any material change (whether immediate, conditional or prospective) to any, or grant or create or resolve to contribute to any additional, retirement, death or disability benefits scheme (including any change or addition affecting former directors, employees or consultants or their dependants) other than those required by law or by a collective bargaining agreement which has been Disclosed or take any action or knowingly allow any action to be taken in relation to any such scheme, in each case other than in the ordinary and usual course of administering any such scheme;

(f)	institute, settle or agree to settle any legal proceedings relating to its business, (save for debt collection in the ordinary and usual course of business or the settlement of any Tax claims set out in the Due Diligence Reports, up to the amount for each such Tax claim as expressly set out in the Due Diligence Reports) not exceeding £1,000,000;

(g)	enter into any contract with a customer who when contracting is (i) located in any country targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s office of Foreign Assets Control (being, at the date of this Agreement, Belarus, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iraq, Iran, Liberia, Lebanon, Libya, Myanmar (Burma), North Korea, Somalia, Sudan, Syria, Western Balkans and Zimbabwe); or (ii) a person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control;

(h)	pass any resolution in general meeting save for resolutions dealing solely with ordinary course of trading matters; or

(i)	agree, conditionally or otherwise, to do any of the foregoing.

Part C

1.

(a)	no later than five (5) Business Days prior to Completion, submit to a shareholder vote (in compliance with Code Section 280G(b)(5)(B) and the regulations thereunder) the right of any individual who is, or could reasonably be expected to be as of Completion, a “disqualified individual” (as defined in Code Section 280G(c)) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Code Section 280G(b)(2)), in a manner reasonably designed to cause the payments and benefits that would otherwise constitute a “parachute payment” to be exempt from the definition of “parachute payment” by reason of the exemption provided under Code Section 280G(b)(5)(B), including requirements that such disqualified individual waive in advance the right to any such payment or benefit if the requisite shareholder approval is not obtained. Prior to delivery to the stockholders and disqualified individuals of documents in connection with the stockholder approval contemplated under this paragraph, the Company will provide the Buyer and the Buyer’s Solicitors (i) its Code Section 280G calculations along with the assumptions used to make the calculations; and (ii) a reasonable opportunity to review such information and comment on all documents to be delivered to the stockholders and disqualified individuals in connection with the vote;

(b)	not enter into any transaction with the Sellers or any Seller Connected Person other than in the ordinary course of business consistent with past practice on an arm’s length basis;

(c)	not borrow any money or accept any financial facility in excess of £1,000,000 (except borrowings under the Existing Facility Agreements in the ordinary and usual course of business and, for the avoidance of doubt, this restriction does not include the receipt of trade credit in the ordinary course of business);

(d)	deliver to the Buyer the IFRS Audited Financials on or before 31 May 2017; and

(e)	subject to the terms of the Confidentiality Agreement and to the extent permitted by law, allow the Buyer and any persons authorised by it for the purpose of satisfying themselves as to compliance with the covenants set out in this Schedule 4, upon reasonable notice and during normal business hours, (i) to make such investigation of its properties, businesses and operations (including ordering title investigations and third party inspections), and (ii) access to its books and records (including all statutory books, minute books, accounts, leases, contracts, supplier lists and customer lists) together with the right to take copies of any such documents at the Buyer’s expense and subject to an obligation to return such copies on demand if this Agreement is terminated for any reason and instruct its directors, officers and employees to reasonably cooperate with any such investigation and to give all such information and explanations to any such persons as aforesaid as may be requested by it or them as soon as reasonably practicable.

2.	Not:

(a)	dispose of or agree to dispose of, or grant, any option or right of pre-emption in respect of the shares in any subsidiary or any undertaking or business or any substantial part thereof;

(b)	acquire or form any subsidiary, or acquire any shares in any company, or acquire the whole or any substantial part of the undertaking or business of any other company or any firm or person or enter into any joint venture or partnership with any other person;

(c)	acquire or agree to acquire, or dispose of or agree to dispose of, any asset having a value in excess of £5,000,000 or receive any service in excess of £1,000,000 otherwise than at market value;

(d)	create, purchase, redeem, allot or issue or agree to create, purchase, redeem, allot or issue any class of share or loan capital;

(e)	issue, allow to come into being, grant or redeem any Encumbrance over any of its assets or undertakings, other than retention of title provisions in the ordinary and usual course of business;

(f)	amend any previously filed Tax return, material election or claim save to the extent consistent with the prior practice of the Group or required by law;

(g)	other than in respect of any such arrangement proposed prior to the date of this Agreement and communicated to the Buyer and save as contemplated by this Agreement, enter into or materially modify any agreement, arrangement or understanding with any trade union, works council, staff association or other employee representative body in respect of any directors or employees;

(h)	incur any liabilities to any Seller or any Seller Connected Person or allow any Seller or any Seller Connected Person to incur any liabilities to any member of the Group other than trading liabilities incurred in the ordinary and usual course of business on an arm’s length basis, or

(i)	agree, conditionally or otherwise, to do any of the foregoing.

The Buyer hereby undertakes that it will not, prior to Completion, save as required by any law, applicable securities exchange, supervisory, regulatory or governmental body, divulge any confidential information relating to any member of the Group obtained by it or any Connected Person of the Buyer pursuant to paragraph 1(e) of Part C of this Schedule to any person other than its own officers, employees or professional advisers.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 2 above.

Executed as a DEED by WESTMINSTER ACQUISITION LIMITED, acting by a director in the presence of:	) )	/s/ Robert V. Vitale Director

Witness Signature:		/s/ Diedre J. Gray

Witness Name:		Diedre J. Gray

Witness Address:		2503 S. Hanley Rd.

St. Louis, MO 63144

Witness Occupation:		Attorney

Executed as a DEED by POST HOLDINGS, INC., acting by its President and CEO in the presence of:	) )	/s/ Robert V. Vitale President and CEO

Witness Signature:		/s/ Diedre J. Gray

Witness Name:		Diedre J. Gray

Witness Address:		2503 S. Hanley Rd.

St. Lous, MO 63144

Witness Occupation:		Attorney

Executed as a DEED by BARNES (BVI) LIMITED, acting by a director in the presence of:	) )	/s/ Tariq Sayed Usman Director

Witness Signature:		/s/ Tam Ooi Lai

Witness Name:		Tam Ooi Lai

Witness Address:		c/o 1 Raffles Place #13-01

One Raffles Place, Singapore 048616

Witness Occupation:		Fund Corporate Secretarial

Executed as a DEED by BRIGHT FOOD EUROPE LIMITED, acting by two directors:	) )	/s/ Wu Tonghong
Director

/s/ Wang Lili
Director

Executed as a DEED for SALLY ABBOTT under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for DAVID ALLSOP under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for ANTHONY RAYMOND BOWDIDGE under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for STUART BRANCH under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for DARRYL BURGESS under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for ALEXANDER PAUL COSGROVE under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for FRANCESCA DAVIES under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for CHRIS DUBOIS under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for KEVIN FAWELL under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for GARETH DAVID MARTIN under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED by RICHARD WILLIAM THOMAS MARTIN	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for JOHN PICKLES under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for RICHARD DARCY SPAUGHTON under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for RAVI SINGH TARA under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED by GILES MICHAEL TURRELL	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for LOGAN TWEEDIE under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for EMMA LOUISE VARLOW under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor

Executed as a DEED for KEVIN VERBRUGGEN under a power of attorney	) )	/s/ Richard Martin

In the presence of:

Witness Signature:		/s/ James Adams

Witness Name:		James Adams

Witness Address:		100 New Bridge Street

London EC4V 6VA

Witness Occupation:		Solicitor